UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6e(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Community Trust Bancorp, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2025

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held on the Fourth Floor of the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 22, 2025 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of ten directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To consider and approve the proposed Amended and Restated 2025 Stock Ownership Incentive Plan.

3.	To ratify and approve the appointment of BDO USA, P.C. as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025.

4.	To approve the advisory (nonbinding) resolution relating to executive compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 28, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees for director, FOR the approval of the proposed Amended and Restated 2025 Stock Ownership Incentive Plan, FOR the ratification and approval of the independent registered public accounting firm, FOR the approval of the advisory (nonbinding) resolution relating to executive compensation, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail, except for shareholders who have previously elected to receive their documents via electronic delivery.  However, all of the proxy materials listed below may also be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2024 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.  We will begin mailing and electronically distributing, as applicable, this Proxy Statement to our shareholders on or about April 1, 2025.  We hope you will join us for our Annual Meeting of Shareholders.

By Order of the Board of Directors

/s/ Mark A. Gooch
Mark A. Gooch
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 1, 2025

IMPORTANT

WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE ANNUAL MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 22, 2025

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 22, 2025, at 10:00 a.m. (EDT), on the Fourth Floor of the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI’s 2024 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the Internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone, and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about April 1, 2025.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 28, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 18,101,765 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all proposals and other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the ten nominees for director named herein, for the approval of the proposed Amended and Restated 2025 Stock Ownership Incentive Plan, for the approval of the appointment of BDO USA, P.C. as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025, and for the approval of the advisory (nonbinding) resolution relating to executive compensation.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  Shareholders may vote by mail, by telephone, or over the Internet by following the instructions on the Proxy Card.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares is required to be present, via participation in the Annual Meeting or by proxy, to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors, approval of the proposed Amended and Restated 2025 Stock Ownership Incentive Plan, or approval of the advisory (nonbinding) resolution relating to executive compensation.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class (1)
Community Trust and Investment Company	1,925,328 (2)	10.6%
As Fiduciary
100 East Vine St., Suite 501
Lexington, KY 40507

BlackRock, Inc.	1,551,125 (3)	8.6%
50 Hudson Yards
New York, NY 10001

Dimensional Fund Advisors LP	1,158,760 (4)	6.4%
6300 Bee Cave Road
Building One
Austin, TX 78746

(1)	The percentages are calculated on the basis of 18,101,765 shares of Common Stock outstanding as of the Record Date.

(2)
The shares indicated are held by Community Trust and Investment Company (“CTIC”), a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, CTIC has sole voting rights with respect to 1,090,984 shares and no voting rights with respect to 834,344 shares.  CTIC has sole investment authority with respect to 738,280 shares, shared investment authority with respect to 92,925 shares, no investment authority with respect to 10,000 shares, and directed investment authority with respect to 1,084,123 shares; 772,874 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 311,249 shares are held by the 401(k) Plan.  Each participant for whom shares are maintained in his or her ESOP or 401(k) Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares.  The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(3)
This information is taken from a Schedule 13G/A filed January 25, 2024 with respect to holdings of BlackRock, Inc. subsidiaries as of December 31, 2023, and consequently, the beneficial ownership of BlackRock, Inc. may have changed prior to the printing of this Proxy Statement.  The Schedule 13G/A reports sole voting power with respect to 1,510,065 shares and sole dispositive power with respect to 1,551,125 shares.

(4)
This information is taken from a Schedule 13G/A filed February 9, 2024 with respect to holdings of Dimensional Fund Advisors LP and its subsidiaries as of December 31, 2023, and consequently, the beneficial ownership of Dimensional Fund Advisors LP may have changed prior to the printing of this Proxy Statement.  The Schedule 13G/A reports sole voting power with respect to 1,136,964 shares and sole dispositive power with respect to 1,158,760 shares

ELECTION OF DIRECTORS

CTBI’s directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below have been nominated for election to serve until the next Annual Meeting of Shareholders.  All of these individuals currently serve as directors of CTBI.

Franklin H. Farris, Jr.
Mark A. Gooch
Eugenia Crittenden “Crit” Luallen
Ina Michelle Matthews
James E. McGhee II
Franky Minnifield
Jefferson F. Sandlin
Anthony W. St. Charles
Chad C. Street, DMD, MD
Lillian (Kay) Webb, PhD

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling, or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with the Board, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Nominating and Corporate Governance Committee will evaluate proposed director nominees, including incumbent directors, prior to recommending re-nomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Nominating and Corporate Governance Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board, giving the Board, as a whole, competence and experience in a range of areas.

Below is the information concerning each of the director nominees, including each nominee’s particular and specific qualifications, attributes, and skills which led the Board to conclude that he/she should serve as a director.  As more fully described below, the nominees for director collectively have skills in areas considered by the Nominating and Corporate Governance Committee to be valuable to CTBI, including experience in finance, accounting, legal matters, management, operations, and business development and growth, within the financial institutions, energy, and other business sectors.

Franklin H. Farris, Jr., age 74, was appointed to the Board on February 26, 2019.  Mr. Farris serves as Chairman of the Board’s Audit and Asset Quality Committee and as a member of the Board’s Risk and Compliance Committee and Nominating and Corporate Governance Committee.  He is also a director of CTIC and of CTBI’s banking subsidiary, Community Trust Bank, Inc. (“CTB”) and a member of CTB’s Loan Committee.  Mr. Farris served as managing partner of the Louisville office of KPMG LLP (“KPMG”), an international public accounting firm, from 2004 to 2009.  Mr. Farris, a certified public accountant, was an audit partner with KPMG from 1984 until his retirement, after thirty-seven years of service, in September 2009.  In addition to his managing partner role, Mr. Farris maintained a client partner role on a number of accounting and auditing matters, including significant experience with public companies, as well as those with international operations.  Upon his retirement from KPMG, he joined Mountjoy Chilton Medley, a Kentucky-based audit and advisory firm, where he served as an audit partner until 2015.  In 2015, he formed Farris Advisory Services, LLC, where he continues to provide chief financial officer type services to small and medium size businesses.  In addition, in 2015, he joined the Bluegrass International Fund, an EB-5 Regional Center, as its Chief Financial Officer.  Mr. Farris is a member of the American Institute of Certified Public Accountants and the Kentucky Society of Certified Public Accountants.

Mark A. Gooch, age 66, was appointed as Chairman of the Board on March 17, 2024.  Mr. Gooch was appointed to the Board in January 2022 and as Vice Chairman, President, and Chief Executive Officer of CTBI effective February 7, 2022.  He currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee, in addition to being Chairman of CTB’s Loan Committee.  Mr. Gooch also serves as Chairman of the Board and Chief Executive Officer of CTB and Chairman of the Board of CTIC.  Mr. Gooch has been employed by CTBI since 1981 and has held various positions within the company including branch manager, cashier, retail and commercial lender, Vice President, compliance officer, and President/CEO and Director of First Security Bank & Trust from 1993 until January 1997.  He was then named Executive Vice President/Operations of CTB and served in that role until July 1999 when he was named President and CEO of CTB.  Mr. Gooch is a director of the City of Pikeville’s Economic and Industrial Development Authority Corporation, the Big Sandy Area Development District, CEDAR, Inc., the National Advisory Council for the Christian Appalachian Project, the Kentucky Pro Football Hall of Fame Board, and the National Advisory Council for the National Community Investment Fund.  Mr. Gooch has served on several other boards of directors over the years, including the Kentucky Bankers Association, the Kentucky Department of Financial Institutions, and the Kentucky Chamber of Commerce, and he is a Past Chairman of the Pike County Chamber of Commerce and One East Kentucky.

Eugenia Crittenden “Crit” Luallen, age 72, was appointed to the Board in 2020.  Ms. Luallen was appointed Vice Chairman of the Board and lead independent director on March 17, 2024.  Ms. Luallen was appointed to the Board of Directors of CTB in 2012 and served in that capacity until 2014, at which time she was appointed Lieutenant Governor of Kentucky by Governor Steve Beshear.  Ms. Luallen was reappointed to CTB’s Board in 2016, and she served as a director of CTB until 2021.  She currently serves as Chairman of the Board’s Compensation Committee, Vice Chairman of the Board’s Audit and Asset Quality Committee, and as a member of the Board’s Executive Committee and Risk and Compliance Committee.  She is also a director of CTIC.  Ms. Luallen has served seven Kentucky Governors and been elected twice to statewide office.  During her long career in state government, Ms. Luallen served in a variety of positions with responsibility for financial management and oversight.  Ms. Luallen was elected the state’s Auditor of Public Accounts in 2003 and reelected in 2007, serving a total of eight years.  In that position, her office was responsible for auditing all state agencies and county governments.  Prior to that position, Ms. Luallen served seven years as Secretary of the Governor’s Executive Cabinet, a position equivalent to chief operating officer for the Commonwealth of Kentucky.  During her tenure as Secretary of the Governor’s Cabinet, she served concurrently for thirteen months as State Budget Director.  Other gubernatorial appointments included Secretary of the State’s Finance and Administration Cabinet, which manages the financial resources of the Commonwealth and provides the central coordination for administrative services.  Ms. Luallen was appointed by Governor Andy Beshear in November 2019 to head the State Budget Transition Team as part of the gubernatorial transition.  Ms. Luallen is Vice Chair of the Board of Trustees of Centre College, where she also serves as Chair of the Governance Committee.  She also serves as Vice Chair of the Board of the James Graham Brown Foundation and is involved in numerous other civic and charitable activities.

Ina Michelle Matthews, age 54, was elected to the Board in 2021.  She has served as a director of CTB since 2019.  She currently serves on the Board’s Corporate Retirement and Employee Benefit Committee, Audit and Asset Quality Committee, Risk and Compliance Committee, and Compensation Committee, as well as CTB’s Loan Committee.  Mrs. Matthews has served as the President of Childers Oil Company and Double Kwik Convenience Stores since 2012.  Childers Oil Company was founded in 1966 and distributes petroleum products and operates convenience stores throughout Eastern Kentucky and Southwest Virginia.  Mrs. Matthews also serves as the Chairman of Letcher County Tourism and is the founder of the EKY Heritage Foundation with the sole purpose to help tourism and economic development in the Eastern Kentucky region.  She previously served on the boards of the National Association of Convenience Stores (NACS) and Georgetown College.

James E. McGhee II, age 67, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Nominating and Corporate Governance Committee and as a member of the Executive Committee, the Audit and Asset Quality Committee, the Risk and Compliance Committee, and the Compensation Committee. He is also a director of CTB and CTIC and serves on CTB’s Loan Committee.  Mr. McGhee was an executive officer of Dyno East Kentucky (dba Mountain Valley Explosives) from 1995 until 2006 at which time he sold the company and formed Three JC Investments, LLC.  As President of Three JC Investments, LLC, he is involved in explosives consulting, natural gas development, and commercial property.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  During his career, Mr. McGhee was responsible for sales, acquisition, distribution, personnel, and financial reporting for several locations with Coal-Mac, Sandy Valley Explosives, and Mountain Valley Explosives.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars, an accounting for non-accountants seminar, and continuing education classes for directors.

Franky Minnifield, age 65, was appointed to the Board in 2020.  He served as a director of CTB from 1998 until 2021.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee, Vice Chairman of the Risk and Compliance Committee, and as a member of the Audit and Asset Quality Committee and the Nominating and Corporate Governance Committee.  Mr. Minnifield is the President and founder of Minnifield Enterprize, Inc., a general contracting company, and has a long-standing contract with Toyota Motor Manufacturing providing goods and services (non-auto parts related) within the operations of North America, Canada, and Mexico.  Mr. Minnifield brings over thirty years of finance, accounting, and management experience with extensive knowledge in small business startups.  In 1996, he started the Kentucky Pro Football Hall of Fame organization where he currently serves as the Executive Director.  Mr. Minnifield was formerly Chairman of the University of Louisville Board of Trustees and a member of the University of Louisville Foundation’s board.  He is also a former member of the Lexington Chamber of Commerce’s board.

Jefferson F. Sandlin, age 62, was appointed to the Board in January 2024.  He currently serves as a member of the Board’s Audit and Asset Quality Committee and the Risk and Compliance Committee.  He is also a director of CTIC.  Mr. Sandlin worked in the mining industry from 1980 to 1994.  He joined Perry Distributors, Inc., in 1994 and worked his way through every area of the business, including warehouse, delivery, marketing, human resources, and sales and administration.  He was appointed General Manager of Perry Distributors, Inc. in 1999 and is currently the Chief Operating Officer.  Mr. Sandlin also led the acquisition efforts of two additional companies, one in Ashland, Kentucky and another in Ironton, Ohio in 2016.  In addition, he is President and Co-owner of Mountain Community Pharmacy, located in Hazard, Kentucky.  Mr. Sandlin is a former member of the CTB Hazard Market Advisory Board.

Anthony W. St. Charles, age 66, was appointed to the Board in 2010.  He currently serves as Chairman of the Board’s Risk and Compliance Committee, Vice Chairman of the Executive Committee, the Corporate Retirement and Employee Benefit Committee, and the Compensation Committee, and a member of the Audit and Asset Quality Committee.  He is also a director of CTIC.  Mr. St. Charles is the President and Chief Executive Officer of The St. Charles Group, LLC of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and technology companies in the United States and Europe for more than thirty years.  His company specializes in control environment reviews, finance related remedial activities, electronic banking, retail delivery channel analysis, and operations reengineering for all back office processes.  This broad spectrum of financial industry expertise allows Mr. St. Charles to provide valuable insight to the Board.  Prior to the formation of his own company, Mr. St. Charles was involved in sales and consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.

Chad C. Street, DMD, MD, age 53, was elected to the Board in 2021.  He has served as a director of CTB since 2017.  He currently serves on the Board’s Executive Committee, Audit and Asset Quality Committee, Risk and Compliance Committee, and Nominating and Corporate Governance Committee, as well as CTB’s Loan Committee.  Dr. Street received his undergraduate degree from Pikeville College (now the University of Pikeville) (“UPIKE”) in 1992.  He received his Doctor of Dental Medicine (DMD) degree from the University of Kentucky College of Dentistry in May 1996, and then enrolled in the combined DMD, MD Oral & Maxillofacial Surgical residency program at the University of Kentucky Chandler Medical Center, where he completed his training in June 2003.  Since then, he has been in private practice as an oral and maxillofacial surgeon in Pikeville, Kentucky.  In June 2006, he opened his own practice after a three-year associateship with another practice.  He is the sole owner and surgeon of the East Kentucky Oral & Maxillofacial Surgery, PSC practice, and owns his own real estate management company, Street Investments, LLC.  Dr. Street has staff privileges for both inpatient and outpatient surgical procedures and consultations at the University of Kentucky Medical Center in Lexington, Kentucky and Pikeville Medical Center in Pikeville, Kentucky.  He is a voluntary faculty member at the University of Kentucky Medical School and surgical departments, as well as a voluntary faculty preceptor at the University of Pikeville Osteopathic School of Medicine.  Dr. Street has nearly twenty years of business management experience, with extensive financial experience and is competent in practice management.  He has many years of business/financial experience and is well invested in the local medical and dental communities, serving as Past President three different terms for the Kentucky Mountain Dental Society.

Lillian (Kay) Webb, PhD, age 61, was appointed to the Board in November 2023.  She currently serves as a member of the Board’s Audit and Asset Quality Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.  Dr. Webb completed master’s degrees in music and counseling and a doctorate in counseling psychology from Ball State University in Muncie, Indiana.  She has served as faculty at Indiana Wesleyan University and Northwest Nazarene University, and she is currently the Director of the Center for Career, Vocation, and Leadership at UPIKE in Pikeville, Kentucky.  At UPIKE, Dr. Webb assists and advises students as they explore career paths through college and beyond.  Additionally, she works with departmental teams to identify individual strengths, increase team productivity, and improve employee satisfaction.  Dr. Webb volunteers as co-director of Eastern Kentucky STRONG, a Pike County organization affiliated with Belfry High School, which seeks to transform the self-image of young women from Eastern Kentucky.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next Annual Meeting of Shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to Nominating and Corporate Governance Committee at CTBI’s address no later than December 31, 2025.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following persons are the directors of Community Trust Bancorp, Inc. as of the Record Date.  Their security ownership as of the Record Date is as follows:

	Amount and Nature of		Percent
Name	Beneficial Ownership	(1)	of Class
Franklin H. Farris, Jr.	2,500		(2)

Mark A. Gooch	87,026	(3)	(2)

Eugenia Crittenden “Crit” Luallen	0		(2)

Ina Michelle Matthews	0		(2)

James E. McGhee II	35,073		(2)

Franky Minnifield	21,212		(2)

Jefferson F. Sandlin	510		(2)

Anthony W. St. Charles	10,061		(2)

Chad C. Street	6,100	(4)	(2)

Lillian (Kay) Webb	0		(2)

All directors and executive officers as a group (22 in number including the above named individuals)	419,116		2.3%

(1)
Under the rules of the SEC, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.  Beneficial ownership of CTBI Common Stock is shown as of the Record Date.

(2)	Less than 1 percent.

(3)	Includes 4,816 restricted shares awarded under CTBI’s stock ownership plans, 26,828 shares held in the 401(k) Plan, and 23,299 shares held in the ESOP which Mr. Gooch has the power to vote.

(4)	Includes 1,100 shares held by Dr. Street’s wife over which he has no voting or investment power.

Executive Officers

The following persons are the executive officers of Community Trust Bancorp, Inc. as of the Record Date, in addition to Mark A. Gooch, Chairman of the Board, President, and Chief Executive Officer.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Billie J. Dollins	Executive Vice President	9,492	(2)	(1)

Charles Wayne Hancock II	Executive Vice President and Secretary	12,931	(3)	(1)

D. Andrew Jones	Executive Vice President	24,545	(4)	(1)

Thomas E. McCoy	Executive Vice President	21,474	(5)	(1)

Richard W. Newsom	Executive Vice President	45,605	(6)	(1)

Mark E. Smith	Executive Vice President	22,546	(7)	(1)

Ricky D. Sparkman	Executive Vice President	42,519	(8)	(1)

Kevin J. Stumbo	Executive Vice President, Chief Financial Officer, and Treasurer	34,875	(9)	(1)

David I. Tackett	Executive Vice President	31,549	(10)	(1)

Andy D. Waters	Executive Vice President	11,098	(11)	(1)

(1)	Less than 1 percent.

(2)	Includes 5,951 restricted shares awarded under CTBI’s stock ownership plans and 2,534 shares held in the ESOP which Ms. Dollins has the power to vote.

(3)	Includes 1,750 restricted shares awarded under CTBI’s stock ownership plans, 3,165 shares held in the 401(k) Plan, and 5,603 shares held in the ESOP which Mr. Hancock has the power to vote.

(4)	Includes 1,646 restricted shares awarded under CTBI’s stock ownership plans, 3,261 shares held in the 401(k) Plan, and 12,391 shares held in the ESOP which Mr. Jones has the power to vote.

(5)	Includes 5,554 restricted shares awarded under CTBI’s stock ownership plans, 7,819 shares held in the 401(k) Plan, and 7,912 shares held in the ESOP which Mr. McCoy has the power to vote.

(6)
Includes 2,049 restricted shares awarded under CTBI’s stock ownership plans, 16,150 shares held in the 401(k) Plan, 17,842 shares held in the ESOP which Mr. Newsom has the power to vote, and 124 shares held by Mr. Newsom’s wife over which Mr. Newsom has no voting or investment power.

(7)	Includes 5,924 restricted shares awarded under CTBI’s stock ownership plans, 11,981 shares held in the 401(k) Plan, and 3,611 shares held in the ESOP which Mr. Smith has the power to vote.

(8)
Includes 1,823 restricted shares awarded under CTBI’s stock ownership plans, 12,445 shares held in the ESOP, and 275 shares held in an individual retirement account which Mr. Sparkman has the power to vote.

(9)
Includes 2,032 restricted shares awarded under CTBI’s stock ownership plans, 14,115 shares held in the 401(k) Plan, and 13,354 shares held in the ESOP which Mr. Stumbo has the power to vote and 538 shares held in the 401(k) Plan and 966 shares held in the ESOP by Mr. Stumbo’s wife over which Mr. Stumbo has no voting or investment power.

(10)	Includes 6,273 restricted shares awarded under CTBI’s stock ownership plans, 12,426 shares held in the 401(k) Plan, and 10,328 shares held in the ESOP which Mr. Tackett has the power to vote.

(11)	Includes 1,660 restricted shares awarded under CTBI’s stock ownership plans and 7,547 shares held in the ESOP which Mr. Waters has the power to vote.

DIRECTORS’ COMPENSATION

Directors of CTBI were paid $16,250 per quarter for 2024, plus $600 for any committee meeting attended the day prior to regularly scheduled quarterly Board meetings.  M. Lynn Parrish was paid an additional $7,500 per quarter as Chairman of the Board until his retirement.  The Lead Independent Director was paid an additional $2,500.  The Chairman of the Board’s Audit Committee was paid an additional $3,125 per quarter.  The Chairman of the Compensation Committee was paid an additional $2,125 per quarter.  The Chairman of the Risk and Compliance Committee and the Chairman of the Nominating and Corporate Governance Committee were each paid an additional $1,875 per quarter.  The Chairman of the Board’s Corporate Retirement and Employee Benefit Committee was paid an additional $1,250 per quarter.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than the day prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits were provided to directors of CTBI.  The following table shows the total fees paid in 2024 to each director who served during 2024, for their services as directors in 2024.

Director	2024 Fees Paid ($)
Charles J. Baird	74,800	(1)(2)

Franklin H. Farris, Jr.	87,100	(2)(3)

Mark A. Gooch	0	(4)

Eugenia Crittenden “Crit” Luallen	86,200	(2)

Ina Michelle Matthews	73,240	(3)

James E. McGhee II	82,000	(2)(3)

Franky Minnifield	71,200

M. Lynn Parrish	25,650	(5)

Jefferson F. Sandlin	69,550

Anthony W. St. Charles	80,500

Chad C. Street	72,400	(3)

Lillian (Kay) Webb	71,300

Total	793,940

(1)	Mr. Baird retired from the Board effective January 3, 2025.

(2)	Mr. Baird, Mr. Farris, Ms. Luallen, and Mr. McGhee each received $300 per meeting as directors of CTIC.

(3)
Mr. Farris, Mrs. Matthews, Mr. McGhee, and Dr. Street currently serve as directors of both CTBI and CTB, and their payments are split between the two companies.  Each also serves on CTB’s Loan Committee and received up to $300 per month for participation in those meetings.

(4)	As an officer of CTBI, Mr. Gooch did not receive directors’ fees.

(5)	Mr. Parrish retired from the Board effective March 17, 2024.

For information concerning director compensation for 2025, see the Role of the Compensation Committee section of the Compensation Discussion and Analysis.

CORPORATE GOVERNANCE

The Board has determined that the following nine of CTBI’s ten directors and director nominees are “independent” as defined by applicable law and Nasdaq listing standards:  Franklin H. Farris, Jr., Eugenia Crittenden “Crit” Luallen, Ina Michelle Matthews, James E. McGhee II, Franky Minnifield, Jefferson F. Sandlin, Anthony W. St. Charles, Chad C. Street, and Lillian (Kay) Webb.  The independent directors have no relationships with CTBI or its independent auditors other than immaterial relationships which were therefore not considered by the Board in confirming independence.  Ms. Luallen has been selected by the Board as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, effective with Mr. Gooch’s appointment on March 17, 2024.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

•	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

•	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

•
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors.  The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Mr. Gooch’s direction demonstrates the effectiveness of CTBI’s leadership structure.  Mr. Gooch is the direct link between executive management and the Board, and as a banking professional with over 40 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to executive management, through his understanding of the issues at hand.

Per CTBI’s Directors’ Compensation, Retirement, and Benefits Policy, directors must retire from being a voting director upon attaining the age of 75.  Mr. Charles J. Baird has turned 75 since our last Annual Meeting of Shareholders and, therefore, retired effective January 3, 2025.

During 2024, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com. The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code of Business Conduct and Ethics is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

The Board has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of CTBI’s securities by directors, officers, and employees, or CTBI itself that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards.  CTBI’s Insider Trading Policy, approved by the Board on January 28, 2025, was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended December 31, 2024.

The Board has adopted a policy, included in CTBI’s Insider Trading Policy, which prohibits directors, executive officers, and their designees from engaging, directly or indirectly, in hedging with respect to any CTBI equity securities or pledging a significant amount of CTBI’s equity securities.  For these purposes, “significant” means the lesser of 1% of CTBI’s outstanding equity securities or 50% of the CTBI equity securities owned by the director or executive officer.  Under the policy, “hedging” includes any instrument or transaction such as put options, collars, equity swaps, short sales, stock futures, and forward-sale contracts related to CTBI equity securities which offsets or reduces (or is designed to offset or reduce) the risk of price fluctuations of CTBI’s equity securities granted to, or held directly or indirectly by, a director or executive officer, but excludes portfolio diversification transactions and transactions related to broad-based investment vehicles.

Shareholders may communicate directly with the Board by sending a written communication addressed to the Chairman of the Board at CTBI’s address.

The Board held eight meetings during the 2024 fiscal year, including the annual organizational meeting.  Each director serving in 2024 attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2024 (held during the period that such director served as director).  It is the Board’s policy that directors should attend each Annual Meeting of Shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors holding office at the time attended the 2024 Annual Meeting of Shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last reviewed and approved in January 2025 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Franklin H. Farris, Jr. (Chairman), Eugenia Crittenden “Crit” Luallen (Vice Chairman), Ina Michelle Matthews, James E. McGhee II, Franky Minnifield, Jefferson F. Sandlin, Anthony W. St. Charles, Chad C. Street, and Lillian (Kay) Webb, all of whom meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the Nasdaq listing standards.  The Board has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his or her independence from CTBI and its management.  The Board has determined that Mr. Farris is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of Eugenia Crittenden “Crit” Luallen (Chairman), Anthony W. St. Charles (Vice Chairman), Ina Michelle Matthews, and James E. McGhee II, all of whom meet the applicable independence standards.  The Compensation Committee Charter can be found on CTBI’s website at www.ctbi.com.  The Compensation Committee met two times during 2024.  See the Role of the Compensation Committee section of the Compensation Discussion and Analysis for more information.

The Nominating and Corporate Governance Committee consists of James E. McGhee II (Chairman), Franklin H. Farris, Jr, Franky Minnifield, and Chad C. Street, all of whom meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, each individual director’s performance, and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met once in 2024.  See Election of Directors for more information.

The Risk and Compliance Committee consists of Anthony W. St. Charles (Chairman), Franky Minnifield (Vice Chairman), Franklin H. Farris, Jr., Eugenia Crittenden “Crit” Luallen, Ina Michelle Matthews, James E. McGhee II, Jefferson F. Sandlin, Chad C. Street, and Lillian (Kay) Webb, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2024.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes.  The Audit Committee and the Risk and Compliance Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and Risk and Compliance Committees work closely with our Chief Risk Officer and other members of our enterprise-wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks, and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks CTBI faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an enterprise-wide risk management (“EWRM”) process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of CTBI.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across CTBI.  The Risk and Compliance Committee oversees and supports the EWRM process.  The Board, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process.  The Risk and Compliance Committee monitors and assesses regular reports from the management team’s EWRM Committee regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating and Corporate Governance Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit Committee oversees the financial reporting process of CTBI on behalf of the Board.  All directors who serve on the Audit Committee meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the Nasdaq listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting policies and practices.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (“AS 1301”).  AS 1301 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to: (i) its responsibility under audit standards performed in accordance with standards of the PCAOB (United States), (ii) qualitative aspects of significant accounting policies and practices, (iii) management judgments and critical estimates, (iv) significant unusual transactions, (v) related party relationships and transactions, (vi) audit adjustments, (vii) evaluation of the quality of financial reporting, (viii) other information in documents containing audited financial statements, (ix) any disagreements with management, (x) significant issues discussed with management, and (xi) any difficulties encountered in performing the audit.

The Audit Committee received from Forvis Mazars, LLP a letter providing the disclosures required by applicable requirements of the PCAOB, with respect to any relationships between Forvis Mazars, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  Forvis Mazars, LLP has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held thirteen meetings during fiscal year 2024.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2024 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2024.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Franklin H. Farris, Jr., Chairman	Eugenia “Crit” Luallen, Vice Chairman
Ina Michelle Matthews, Member	James E. McGhee II, Member
Franky Minnifield, Member	Jefferson F. Sandlin, Member
Anthony W. St. Charles, Member	Chad C. Street, Member
Lillian (Kay) Webb, Member

February 20, 2025

PROPOSED AMENDED AND RESTATED
2025 STOCK OWNERSHIP INCENTIVE PLAN

Purpose

We are asking the shareholders to approve an amendment and restatement (the “Restatement”) of the 2025 Stock Ownership Incentive Plan (as amended from time to time, the “2025 Plan”). The purpose of the Restatement is to (i) allow for the issuance of stock awards and (ii) expand the class of persons eligible to receive awards to include members of the Board.  The Restatement was approved by the Board on January 28, 2025.  The Restatement shall become effective as, and subject to, its approval by the shareholders of CTBI.  If the Restatement is not approved by the shareholders of CTBI, then Restatement will not become effective and the 2025 Plan will continue in effect (without giving effect to the Restatement).

Equity Compensation Plan Information

The following table presents information as of March 13, 2025, with respect to compensation plans under which equity securities of CTBI are authorized for issuance:

Plan Category (shares in thousands)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plan
Equity compensation plans approved by shareholders	—	—	550
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	550

Summary of Material Features of the 2025 Plan

The following is a summary of the material features of the 2025 Plan, after giving effect to the Restatement. The summary is not a complete description of the amended and restated 2025 Plan and is qualified in its entirety by reference to the terms of the amended and restated 2025 Plan.  A copy of the amended and restated 2025 Plan is attached as Appendix A to this Proxy Statement.

Authorized Shares.  The number of shares of Common Stock authorized for issuance under the 2025 Plan is 550,000 shares.

Shares as to which options or other awards under the 2025 Plan lapse, expire, terminate, are forfeited, or are canceled will again be available for awards under the 2025 Plan.  In addition, shares of Common Stock delivered or tendered to the Company by a participant to purchase shares of Common Stock upon the exercise or settlement of an award or to satisfy tax withholding obligations with respect to the exercise or settlement of an award under the 2025 Plan (including, without limitation, shares retained from an award creating the tax obligation) will not be added back to the number of shares available for future grant of awards under the 2025 Plan.

In the event of a change in the corporate structure of CTBI affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split, or similar transaction, the Compensation Committee will substitute or adjust the total number and class of securities which may be issued under the 2025 Plan and the number, class, and price of shares subject to outstanding awards as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of participants and to preserve the value of outstanding awards.

Eligible Participants.  Full-time employees of CTBI and its subsidiaries are eligible to receive awards under the 2025 Plan.  As of March 13, 2025, CTBI and its subsidiaries had approximately 943 full-time employees. If the Restatement is approved by the shareholders of CTBI, then members of the Board will be eligible to receive awards under the 2025 Plan.  Participants will be selected by the Compensation Committee.

New Plan Benefits.  No awards have been granted under the 2025 Plan.  Because the benefits under the 2025 Plan depend on the Compensation Committee’s future actions and the fair market value of CTBI’s stock at various future dates, the benefits payable under the 2025 Plan and the benefits that would have been payable had the 2025 Plan been in effect during 2024 are not determinable.  The closing price of CTBI’s Common Stock on March 13, 2025 on the NASDAQ Stock Market LLC – Global Select Market was $50.80 per share.

Administration of the 2025 Plan.  The 2025 Plan is administered by the Compensation Committee of the Board.  The Compensation Committee determines, subject to the terms of the 2025 Plan, the persons to receive awards, the size, type, and frequency of awards, the terms and conditions of each award, and whether any performance goals have been met.  However, the 2025 Plan requires in general a minimum one-year period prior to vesting of options, vesting of stock appreciation rights and lapse of restrictions on restricted stock, and a performance period applicable to performance units of at least one year.  The Compensation Committee also has the power to interpret the provisions of the 2025 Plan.

Limitations on Awards.  As previously noted, the 2025 Plan authorizes the issuance of awards with respect to a maximum of 550,000 shares.  Within that number, the 2025 Plan provides for limitations applicable to the various types of awards.  No more than 550,000 shares of restricted stock may be awarded under the 2025 Plan.  In addition, the number and amount of awards that may be granted to any one person in a single year under the 2025 Plan are limited as follows: (a) stock options - 100,000 shares; (b) stock appreciation rights - 100,000 shares; (c) restricted stock - 75,000 shares; and (d) performance units - $1.0 million.  In the event of a change in the corporate structure of CTBI affecting the Common Stock, such as a merger, reorganization, consolidation, recapitalization, reclassification, stock split, or similar transaction, the Compensation Committee will make appropriate and equitable adjustments to the award limitations under the 2025 Plan.  If the Restatement is approved by the shareholders of CTBI, then stock awards consisting of unrestricted Common Stock may be granted to participants under the 2025 Plan upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion, but such stock awards will be limited to a maximum aggregate number of five percent (5%) of the total number of shares available for issuance under the 2025 Plan.

Stock Options.  The Compensation Committee may from time to time award options to a participant subject to the limitations described above.  Stock options give the holder a right to purchase shares of CTBI’s Common Stock within a specified period of time (minimum of one year) at a specified price, which will not be less than the fair market value of the Common Stock at the time of grant.  Two types of options may be granted: incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”).

Stock Appreciation Rights.  From time to time, the Compensation Committee may grant stock appreciation rights (“SARs”) to participants.  The SAR grant price will equal 100% of the fair market value of a share of CTBI’s Common Stock on the date of grant and the SAR will become exercisable at least one year from the date of grant.  A SAR entitles the holder upon exercise to receive a payment from CTBI in an amount determined by multiplying: (a) the difference between the fair market value of a share of Common Stock on the date of exercise and the SAR grant price; by (b) the number of shares of Common Stock with respect to which the SAR is exercised.  At the discretion of the Compensation Committee, the payment may be made in the form of cash, shares of Common Stock of equivalent value on the date of exercise of the SAR, or in a combination of cash and shares of Common Stock.

Restricted Stock.  Restricted stock may be granted by the Compensation Committee from time to time under the 2025 Plan, upon such terms and conditions as it may specify.  The Compensation Committee may determine the events upon which the restricted stock will be forfeitable and impose restrictions based on the achievement of specific performance goals relating to CTBI, a subsidiary or a regional or business unit of CTBI, or years of service, with a minimum restriction period of one year.  In its discretion, the Compensation Committee may impose a requirement that the participant pay a specified purchase price for the restricted shares.

Performance Units.  The Compensation Committee may grant performance units to participants which will become payable in cash or shares of the CTBI’s Common Stock to participants upon achievement of specified performance goals.  The performance period will be a period of time (not less than one year nor more than five years) for the measurement of the extent to which performance goals are attained.  The performance goals to be achieved with respect to each performance unit will be established by the Compensation Committee and will be based on one or more of the following criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of the participant or a division, region, department, or function within CTBI or a subsidiary on an absolute or relative basis, or in comparison to a peer group.

Stock Awards.  If the Restatement is approved by the shareholders of CTBI, then stock awards consisting of unrestricted Common Stock may be granted to participants under the 2025 Plan upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion, up to a maximum aggregate number of five percent (5%) of the total number of shares available for issuance under the 2025 Plan.

General Provisions

No Repricing.  Without shareholder approval, neither the Compensation Committee nor the Board have any authority, with or without the consent of the holders of awards, to “reprice” any awards after the date of initial grant with a lower exercise price in substitution for the original exercise price, whether through amendment, cancellation or other means.

Non-Transferability.  A participant’s rights under the 2025 Plan may not be assigned, pledged, or otherwise transferred other than by will or the laws of descent and distribution, except that upon a participant’s death, the participant’s rights to payment under an award may be transferred to a designated beneficiary.  However, in the case of a NQSO, the Compensation Committee may permit the participant to transfer all or a portion of the NQSO without consideration to (a) the participant’s spouse or lineal descendants (“Family Members”); (b) a trust for the exclusive benefit of Family Members; (c) a charitable remainder trust of which the participant or Family Members are the exclusive beneficiaries; or (d) a partnership or a limited liability company in which the participant and Family Members are the sole partners or members.

Change in Control.  A Change in Control is defined in the 2025 Plan as any of the following events: (i) acquisition of beneficial ownership of 50% or more of CTBI’s outstanding, (ii) the members of the Board as of the effective date of the 2025 Plan cease to constitute at least a majority of the Board, subject to certain exceptions described in the 2025 Plan, (iii)  a merger, consolidation, or reorganization of CTBI, other than a “Non-Control Acquisition” (as defined in the 2025 Plan, (iv) the sale or other disposition of all or substantially all of the assets of CTBI (other than a transfer to a subsidiary), or (v) a complete liquidation or dissolution of CTBI, or approval by the shareholders of a plan for such liquidation or dissolution.

Under the 2025 Plan, acceleration of vesting and lapse of restrictions following a Change in Control is subject to a “double” trigger.  If, within the 24-month period following the Change in Control, a participant’s employment is terminated by CTBI, or a successor of CTBI other than for cause, as defined in the 2025 Plan, or the participant terminates employment with CTBI or a successor for good reason, as defined in the 2025 Plan (such events are referred to as “Change in Control Termination Events”), then: (i) all outstanding options and stock appreciation rights will immediately vest and become fully exercisable and all restrictions related to outstanding restricted stock will fully lapse; and (ii) all performance units will be fully vested and payable as soon as reasonably practicable in an amount equal to the greater of: (a) the maximum amount payable under the performance unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit assuming that the rate at which the performance goals have been achieved as of the date of the Change in Control Termination Event would have continued to the end of the performance period; or (b) the maximum amount payable under the performance unit multiplied by the percentage of the performance period completed by the participant at the time of the Change in Control Termination Event.  However, if no maximum amount payable is specified in the performance unit agreement, the amount payable will be the amount computed under clause (a) above.  The 2025 Plan also provides that in order to preserve a participant’s rights under an award in the event of a Change in Control, the Compensation Committee may take one or more of the following actions: (i) cause the award to be assumed, or new rights substituted for the award, by another entity; or (ii) adjust the term of the award in a manner determined by the Compensation Committee to equitably reflect the Change in Control.

Termination of the 2025 Plan.  The 2025 Plan will terminate on the earliest to occur of (a) the 10th anniversary of its Effective Date; (b) the date when all shares available for issuance under the 2025 Plan have been acquired and payment of all benefits in connection with awards under the 2025 Plan has been made; or (c) such other date as the Board may determine.

Recoupment.  All awards under the 2025 Plan (including awards which have vested or with regard to which restrictions have lapsed) are subject to the terms and conditions of CTBI’s recoupment policy and any and all recoupment requirements imposed under applicable laws, rules, or regulations or any applicable securities exchange listing standards.  The 2025 Plan also provides that award agreements may specify that the participant’s rights, payments, and benefits with respect to any award will be subject to reduction, cancellation, forfeiture, and recoupment upon the occurrence of specified events.

Amendment.  The Board may amend, suspend, modify, or terminate the 2025 Plan provided that (a) no amendment may be made without shareholder approval if such approval is necessary to satisfy applicable laws or regulations and the Board determines that it is appropriate to seek stockholder approval; and (b) upon and following a Change in Control, no amendment may adversely affect the rights of any person with regard to any award previously granted.  No amendment, modification, or termination of the 2025 Plan may in any manner adversely affect any outstanding award without the written consent of the holder of the award.

Certain Federal Income Tax Consequences

The following discussion summarizes certain Federal income tax consequences associated with the issuance and receipt of stock options, restricted stock, performance units, and stock appreciation rights.  This summary is based on existing Federal income tax laws, as in effect on the date of this proxy statement, which may change, even retroactively.  The tax laws applicable to stock options, restricted stock, performance units and stock appreciation rights are complex, so the following discussion of the tax considerations is necessarily general in nature and not comprehensive.  This summary does not address all Federal income tax considerations, nor does it address state, local, non-U.S., employment tax, and other tax considerations.  Many shareholders may be subject to special tax rules and this summary does not address all aspects of Federal income tax that may be relevant to a particular participant.

Stock Options.  Generally, a participant is not required to recognize income at the time of the stock option’s grant.  This is generally true for both incentive stock options and non-qualified stock options.  A participant holding a non-qualified stock option recognizes ordinary income on the date of exercise of the non-qualified stock option.  The amount required to be included in income is equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.  The participant would take a tax basis in the shares equal to the exercise price, plus the amount included in the participant’s income.  Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss.

Generally, a participant will not recognize taxable income on the exercise of an incentive stock option, but the exercise of the option will result in alternative minimum taxable income to the same extent as if the option had been a non-qualified option.  Generally, the participant will take a tax basis in the stock equal to the exercise price.  Upon a subsequent sale of the stock acquired on the exercise of an incentive stock option, the amount of the gain would be treated as long-term capital gain equal to the difference between the sales price and the option’s exercise price so long as the stock is sold after (i) two years from the date of grant of the incentive stock option and (ii) one year from the exercise date of the incentive stock option.  If the participant disposes of the stock prior to the expiration of these holding periods, the participant will recognize ordinary income at the time of the “disqualifying disposition” equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price or (ii) the excess of the amount received for the stock over the exercise price.  The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the stock was held.  If the incentive stock option is exercised after the participant ceases to be employed, special rules may apply.

In the case of a non-qualified option, CTBI will generally be entitled to a compensation deduction in an amount equal to the amount of ordinary income recognized by the participant, at the time such income is recognized.  In the case of an incentive stock option, CTBI is not entitled to any deduction, unless the participant makes a disqualifying disposition, in which case CTBI is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant.

If a participant exercises an option by delivering previously held shares of CTBI in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares if their fair market value is different from the participant’s tax basis in the shares.  However, the exercise of a non-qualified stock option is taxed, and CTBI generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash.  If the participant receives a separate identifiable stock certificate therefor, the participant’s tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as the participant’s tax basis in the shares surrendered.  The participant’s holding period for such number of shares will include its holding period for the shares surrendered.  The participant’s tax basis and holding period for the additional shares received upon exercise will be the same as it would have been had the participant paid the exercise price in cash.

Restricted Stock.  Generally, a participant will not recognize ordinary income on an award of restricted stock, unless the participant makes an election pursuant to section 83(b) of the Code.  If the participant makes a section 83(b) election, the participant would recognize ordinary income on the date of the award equal to the excess of the fair market value of the stock over the amount paid, if any.  In the absence of a section 83(b) election, a participant will recognize ordinary income on the date the stock vests (i.e., the date on which the stock is either (a) transferable or (b) not subject to a substantial risk of forfeiture) in an amount equal to the excess, if any, of the fair market value of the stock on the vesting date over the amount paid for the stock.  The participant will take a tax basis in the stock equal to the amount paid for the stock, if any, plus the amount included in income.  The participant’s holding period begins after the stock vests (unless a section 83(b) election has been made).  Generally, a participant will recognize capital gain (or loss) on a subsequent disposition of the stock.  Generally, CTBI will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes the ordinary income.

Stock Awards.  Generally, a participant receiving an unrestricted stock award is required to include the fair market value of the shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the shares received.  Generally, CTBI will be entitled to a federal income tax deduction in the corresponding amount at that time.  For each share of common stock received, the taxation of the post-receipt appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares.

Performance Units.  Generally, a participant will not recognize income on the grant of a performance unit.  Instead, upon payment in respect of a performance unit, the participant will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of stock or other property received.

CTBI generally will be entitled to a tax deduction in connection with an award in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, provided that the deduction is not disallowed by section 162(m) of the Code or otherwise limited by the Code.

Stock Appreciation Rights.  Generally, a participant is not required to recognize income at the time of the grant of a stock appreciation right.  A participant holding a stock appreciation right recognizes ordinary income on the date of exercise of the stock appreciation right.  The amount required to be included in income is equal to the fair market value of the shares or the cash received by the participant on the exercise date.  The participant would take a tax basis in any shares received upon exercise of a stock appreciation right equal to the participant’s income with respect to the shares received.  Any gain or loss realized on a subsequent disposition of the shares would generally be treated as a capital gain or loss.  CTBI would generally be entitled to a compensation deduction equal to the ordinary income recognized by the participant at the time such income is recognized.

Section 409A.  Awards of stock options, restricted stock, performance units, and stock appreciation rights may, in some cases, result in deferral of compensation that is subject to the requirements of section 409A of the Code.  Generally, to the extent that deferrals of these awards fail to meet the requirements of section 409A of the Code, these awards may be subject to immediate taxation and penalties.  It is the intent of CTBI that the awards under the 2025 Plan will be structured and administered in compliance with section 409A of the Code or an exemption therefrom.  Certain terms have been defined in a manner so that if awards are subject to section 409A of the Code, they should comply with section 409A of the Code.

The foregoing is only a summary of the effect of federal income taxation upon CTBI and upon participants.  It is not complete and does not consider individual circumstances, discuss the tax consequences of any participant’s death, or consider the income tax laws of any municipality, state, or foreign country in which a participant may reside.  The foregoing is not legal advice or tax advice.

An affirmative vote of a majority of all shares present in person or by proxy at the Annual Meeting and entitled to vote is necessary to approve the Amended and Restated 2025 Stock Ownership Incentive Plan.  THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2025 STOCK OWNERSHIP INCENTIVE PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of CTBI engaged Forvis Mazars, LLP (“Forvis Mazars”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2024.

Aggregate fees paid by CTBI during the fiscal years ending December 31, 2024 and 2023 to CTBI’s principal accounting firm, Forvis Mazars, were as follows:

	2024	2023
Audit fees	$356,850	$388,799
Audit related fees	69,980	50,782
Subtotal	426,830	439,581
Tax fees	58,130	59,275
Total	$484,960	$498,856

Audit related fees included payments for audits of CTBI’s ESOP and 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements, as well as services normally provided by an independent auditor in connection with statutory or regulatory filings or engagements.  Tax fees include payments for preparation of the federal and state corporate income tax returns and the preparation of the Form 5500s for the CTBI sponsored benefit plans.

Change in Certifying Accountant

As previously reported in our Current Report on Form 8-K, dated October 25, 2024, the Audit Committee recommended and the Board approved the dismissal of Forvis Mazars as CTBI’s independent registered public accounting firm following the completion of its audit of CTBI’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the issuance of its report thereon. We notified Forvis Mazars of its dismissal on October 22, 2024.

The audit reports of Forvis Mazars on our consolidated financial statements as of and for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through February 28, 2025, there were no: (1) “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Forvis Mazars on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

On October 22, 2024, upon the approval of the Audit Committee of the Board, we notified BDO USA, P.C. (“BDO”) of our formal decision to engage BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2025, effective beginning with the review of our condensed consolidated financial statements for the quarter ending March 31, 2025.

During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through February 28, 2025, neither CTBI nor anyone acting on our behalf consulted BDO with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us or oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

We provided Forvis Mazars with a copy of the disclosure under this heading “Change in Certifying Accountant” prior to filing a Current Report on Form 8-K/A containing such disclosure with the SEC on March 4, 2025, and requested that Forvis Mazars furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements reported pursuant to Item 304(a) of Regulation S-K in such Current Report on Form 8-K/A.  A copy of Forvis Mazars’s letter to the SEC dated March 4, 2025 was attached as Exhibit 16.1 to the Current Report on Form 8-K/A filed by us on March 4, 2025.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify its selection of BDO to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2025.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BDO is not expected to have a representative present at the Annual Meeting.  THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Chief Financial Officer, and other three most highly compensated executive officers (“Named Executive Officers” or “NEOs”) is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the changes to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing CTBI’s shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  At our 2023 Annual Meeting of Shareholders, shareholders approved the annual submission of our Named Executive Officer compensation to shareholders for approval on an advisory (nonbinding) basis.  Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting to be held on April 22, 2025:

“RESOLVED, that the shareholders of Community Trust Bancorp, Inc. (“CTBI”) approve, on an advisory basis, the overall compensation of CTBI’s Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI’s shareholders and encourages all shareholders to vote their shares on this matter.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, CTB, has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board, such transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. Charles J. Baird, former director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2024.  Approximately $0.5 million in legal fees and $0.1 million in expenses paid on behalf of CTBI, $0.6 million total, were paid to this law firm during 2024.  Mr. Baird retired from the Board effective January 3, 2025.

The Board has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, management recommends to the Compensation Committee related party transactions to be entered into by CTBI, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  The Compensation Committee provides a report to the Board at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Act requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the SEC, as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were two late filings during 2024.  A Form 4 with regard to one transaction was filed on behalf of Richard W. Newsom two days late.  A Form 4 with regard to one transaction was filed on behalf of Kevin J. Stumbo thirty-three days late.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our executive compensation philosophy, our decision-making process, the key compensation-related decisions made by the Compensation Committee (“Committee”) in 2024, and any changes approved for 2025.  It also describes the key components of compensation provided to CTBI’s executive officers, including our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers.  The Named Executive Officers during 2024 were Mark A. Gooch (Chairman, President, and Chief Executive Officer), Kevin J. Stumbo (Executive Vice President, Chief Financial Officer, and Treasurer), Richard W. Newsom (Executive Vice President), James B. Draughn (Executive Vice President), and Ricky D. Sparkman (Executive Vice President).

Executive Summary

During 2024, the Committee’s oversight of the executive compensation programs for executive officers of CTBI ensured achievement of the following objectives, previously adopted by the Committee: (i) continued alignment of executive pay with CTBI performance; (ii) provide executives a pay opportunity that is competitive with industry practices; (iii) attract and retain qualified management; and (iv) maintain enterprise-wide risk management.

The Committee has consistently followed the following compensation strategy for managing executive compensation (approved by the Board):

•	Manage executive officer salaries toward the median of market values (i.e., the middle of the range of competitive practices), contingent on the executives meeting or exceeding performance standards.
•
Balance the cash incentive opportunity under the Senior Management Incentive Compensation Plan (the “Incentive Plan”) with the stock-based incentive opportunity of the Incentive Plan to control the potential dilution to shareholders.

•	Continue to manage the performance-based long-term incentive plan to ensure a significant percentage of total rewards to executives is aligned accordingly with performance of the bank.

During 2024, the Committee reviewed the executive compensation strategy described above and continued the actions taken to implement it.  The Committee concluded that the implementation of this strategy has continued to improve the competitiveness of the compensation opportunity provided to executive officers as well as the alignment of executive pay with CTBI performance.  The Committee determined it appropriate to continue managing pay in accordance with this executive compensation strategy.

In January 2024, the Committee established the performance measures under the Senior Management Incentive Compensation Plan for the year ending December 31, 2024 (“2024 Plan”), and the required base level of performance was achieved by CTBI under the 2024 Plan.  Accordingly, the NEOs received cash incentive payments (paid in January 2025).  CTBI’s NEOs were also participants in CTBI’s 2022 Executive Committee Long-Term Incentive Compensation Plan (“2022 Plan”) for the three-year period ending December 31, 2024.  The Committee previously established the performance measures under the 2022 Plan, and the required level of performance was achieved by CTBI under the 2022 Plan to award payouts.  Accordingly, the NEOs were entitled to cash incentive awards paid in January 2025.

In addition to the incentive payments earned for performance through the end of 2024, the Committee approved base salary increases for each of the NEOs in January 2025; the base salary increases ranged from 4.0% to 8.7% over 2024 base salaries.  The Committee determined these salary increases were in keeping with the executive compensation strategy and the philosophy of managing executive base salaries toward the median market value for each executive position.  See “Base Salaries” below for additional information about executive salary increases.

Role of the Compensation Committee

The principal duties of the Committee are to establish the executive compensation strategy of CTBI; approve compensation plans that support the implementation of the strategy; assess and monitor the potential risks associated with various compensation arrangements, especially incentive compensation plans; approve the compensation of the CEO; review the recommendations of the CEO and approve the compensation of the other executive officers of CTBI; and make recommendations to the Board concerning executive officer and outside director compensation.  The Committee is responsible for establishing, implementing, and continually monitoring adherence with CTBI’s executive compensation philosophy.

To accomplish these responsibilities, the Committee reviews and approves corporate goals and objectives relevant to the compensation of CTBI’s CEO, and it evaluates the performance of the CEO relative to the approved goals and objectives.  The Committee considers this evaluation of performance when it determines and approves the CEO’s compensation.   Additionally, the Committee reviews compensation levels for CTBI’s other executive officers relative to goals and objectives relevant to their responsibilities, considers the CEO’s evaluation of their achievements, and approves their compensation based on this evaluation.

The Committee strives to establish and maintain compensation plans that are: (i) focused on rewarding performance; (ii) aligned with the interests of shareholders; (iii) competitive with the practices of peer companies; (iv) sufficient to enable CTBI to attract and retain a strong management team; and (v) designed to avoid creation of undue risk for CTBI.

The Committee has followed certain guiding principles to ensure the effectiveness of CTBI’s executive compensation strategy.  The Committee recognizes the importance of perceived fairness of compensation practices, both internally and externally, and believes that the long-term success of CTBI and its ability to create value for shareholders is dependent on attracting, motivating, rewarding, and retaining skilled executives.  Significant time is devoted by the Committee to monitoring the relationship between executive pay and CTBI performance, and adjusting compensation plans and practices as needed from year to year to maintain an appropriate alignment of pay with performance.  The Committee recognizes that the competition for talented executives among financial institutions similar to CTBI is intense, and it considers compensation data and other labor market indicators as it reviews CTBI’s compensation plans.  Current economic and industry environments are considered when reviewing executive compensation.  Full disclosure is made to the independent members of the Board of CTBI’s executive compensation policies, practices, and issues to ensure that all directors understand the implications of the Committee’s decisions.  Likewise, the Committee works with management to ensure that public filings related to executive compensation are transparent and comply with applicable regulations.

The Committee has established various processes to assist it in ensuring CTBI’s executive compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance – The Committee considers various measures of company and industry performance, including but not limited to asset growth, asset quality, earnings per share, return on assets, return on equity, total shareholder return, and execution of CTBI’s growth strategy and annual business plan.  In addition, the Committee considers general economic conditions within CTBI’s primary markets, as well as CTBI’s relationships with its regulators and the results of any recent exams.  The Committee does not apply a formula or assign relative weights to these measures.  Instead, it makes a subjective determination after considering such measures individually and collectively.

•
Assessment of Individual Performance – Individual performance assessments impact the compensation of all CTBI employees, including the CEO and other NEOs.  The Committee evaluates CEO performance relative to company performance and other factors, such as leadership, strategic planning, board relations, and relationships with customers, regulators, and others outside CTBI.  As with its assessments of company performance, the Committee does not apply a formula or assign relative weights to any of these measures, and the measures deemed most important by the Committee may vary from year to year.  The process is subjective, but it results in an informed judgment of CEO performance. The Committee reviews the performance of other executive officers and considers the CEO’s recommendations concerning the officers’ achievements.  Additionally, the Committee applies its own judgment based on the interactions of the Board and/or the Committee with each executive officer, their contributions to CTBI’s performance and other leadership accomplishments.

•
Total Compensation Review – The Committee annually reviews each executive’s base salary, annual incentive compensation, and stock-based incentives.  In addition to these primary compensation elements, the Committee reviews other executive compensation arrangements, including, for example, payments that could be required under various severance and change in control scenarios.  This “holistic” review process ensures that the Committee considers the executive’s total compensation prior to changing any single component.

•	Risk Management – The Committee reviews all incentive plans and compensation programs to insure the plans do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee meets in executive session without management or guests present when making decisions about the compensation arrangements for NEOs and at other times as needed.

In addition to its responsibilities for executive compensation, the Committee periodically reviews the compensation provided to the CTBI Board to ensure that the compensation provided for service on the Board and its committees is commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Committee periodically compares the pay arrangements for the Board and the actual amounts earned by individual directors to amounts paid to outside directors of banking companies in a custom peer group and to survey data for director compensation.  In 2024, the Committee engaged Pearl Meyer Partners, LLC (“Pearl Meyer” or “Consultant”), the Committee’s independent compensation consultant, to review the compensation paid to the CTBI Board compared to the custom peer group described below.  The director compensation analysis prepared by Pearl Meyer revealed that CTBI’s director compensation ranked at the 30th percentile of the comparator peer group.  Further, CTBI was one of three banks out of twenty-one peers that did not award equity to directors.  To maintain competitive compensation of our outside directors, in January of 2025, CTBI increased the Board of Director annual compensation by $10,000 and shifted the pay mix to $55,000 cash and $20,000 equity in the form of a stock award (subject to shareholder approval of the Amended and Restated 2025 Stock Ownership Incentive Plan).  The following additional levels of pay for the Lead Director, Committee chairs, and Committee meetings were approved for 2025:

•	Lead Director - $20,000 annually
•	Joint Audit and Asset Quality Committee Chair - $12,500 annually
•	Compensation Committee Chair - $8,500 annually
•	Joint Risk and Compliance Committee Chair - $7,500 annually
•	Nominating and Corporate Governance Committee Chair - $7,500 annually

•	Corporate Retirement and Employee Benefit Committee Chair - $5,000 annually
•	Joint Audit and Asset Quality Committee - $750 per meeting
•	Compensation Committee - $500 per meeting
•	Joint Risk and Compliance Committee - $750 per meeting
•	Nominating and Corporate Governance Committee - $500 per meeting
•	Corporate Retirement and Employee Benefit Committee - $500 per meeting

Chairman of the Board, M. Lynn Parrish, retired from the Board on March 17, 2024, at which time former Vice Chairman, Mark A. Gooch, became Chairman of the Board.  Mr. Gooch does not receive any additional pay for his Board service.

Executive Compensation Philosophy

The Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategies.  It is important to CTBI’s success that highly talented and experienced individuals serve as executive officers.  The Committee strives to provide compensation which is sufficient to attract and retain such executives.  The Committee seeks to establish executive compensation at fair, reasonable, and competitive levels.  The Committee also believes that executive compensation should be strategy-focused and recognize individual achievements as well as group contributions and CTBI results.  Therefore, the Committee desires to offer a competitive, market-driven executive officer compensation package which provides for a meaningful portion of compensation to be based upon performance.  As a result, CTBI’s executive compensation package includes incentive-based cash and equity compensation in addition to base salary and employee benefits.

The goal of the Committee is to offer market competitive compensation, without being the highest or lowest provider.  Total compensation packages, including base salaries plus cash- and stock-based incentives, are set at levels the Committee believes are sufficient to attract and retain qualified executives whose performance and success should contribute to shareholder value.  The compensation of NEOs is based on the same criteria and performance factors used for all other executive officers.

Compensation Consultant

The Committee has authority to engage outside advisors as necessary to assist with its oversight of executive compensation.  In 2024, Pearl Meyer was retained to review CTBI’s executive compensation plans.  The role of the Consultant is to provide analyses, information, and advice to assist the Committee in making decisions related to compensation of executive officers.  The Committee believes that the Consultant is independent, and no conflicts of interest are raised by the work of the Consultant under the criteria specified in SEC rules.

During 2024, Pearl Meyer performed a total executive compensation assessment which included: (i) evaluating the competitiveness of pay for each of the NEOs and (ii) developing recommendations for managing executive pay in 2025.  Pearl Meyer’s analysis determined CTBI’s executive total compensation in 2024 was competitively positioned relative to the peer median market value and was consistent with CTBI’s compensation philosophy targeting the median of peers.  The analysis revealed an appropriate mix of base salary and incentive compensation in 2024, with more weight on variable pay than practices of peer community banks, consistent with CTBI’s compensation philosophy.  While it may be necessary to occasionally provide certain executives with larger than average salary increases to position their salaries closer to the market median, the Committee’s actions in recent years have consistently shifted the executive pay mix toward variable, performance-based pay.

Peer Group

CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board, to a group of comparable, publicly traded financial institutions (“Peer Group”).  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic markets.  During 2024, the Committee worked with Pearl Meyer to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  Based on this review, the Committee determined that it would be appropriate to add Capital City Bank Group Inc., First Mid Bancshares, Inc., Midland States Bancorp, Inc., and Independent Bank Corporation to the Peer Group and remove Capstar Financial Holdings, Inc., Carter Bankshares, Inc., and Horizon Bancorp, Inc.  These changes resulted in the Peer Group of twenty-one companies listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, reflected by total assets.  Following the Committee’s review and adjustment of the Peer Group, the median assets of the Peer Group were $6.2 billion, compared to CTBI’s assets of approximately $6.2 billion.  The companies included in the Peer Group ranged in asset size from $3.2 billion to $9.2 billion at the time of the review.

Bank	Ticker	Bank	Ticker
Capital City Bank Group, Inc.	CCBG	Mercantile Bank Corporation	MBWM
City Holding Company	CHCO	Midland States Bancorp, Inc.	MSBI
Farmers National Banc Corp.	FMNB	Nicolet Bankshares, Inc.	NIC
First Community Bancshares, Inc.	FCBC	Peoples Bancorp Inc.	PEBO
First Financial Corporation	THFF	QCR Holdings, Inc.	QCRH
First Mid Bancshares, Inc.	FMBH	Republic Bancorp, Inc.	RBCA.A
German American Bancorp, Inc.	GABC	SmartFinancial, Inc.	SMBK
Great Southern Bancorp, Inc.	GSBC	Stock Yards Bancorp, Inc.	SYBT
HomeTrust Bancshares, Inc.	HTBI	Univest Financial Corporation	UVSP
Independent Bank Corporation	IBCP	Wilson Bank Holding Company	WBHC
Lakeland Financial Corporation	LKFN

Executive Compensation Components

CTBI’s executive compensation program includes the following major components, each of which is described further below.

•	Base Salaries
•	Annual Incentive Plan
•	Long-Term Incentive Plan
•	Benefits and Perquisites
•	Employment Contracts, Termination of Employment, and Change in Control Arrangements

Base Salaries

Salaries for CTBI’s executives are established based upon the scope of their responsibilities, considering competitive market compensation paid by other similarly situated companies for comparable positions.  The Committee sets the CEO’s base salary, subject to approval of the Board.  Any salary increase for the CEO is determined based on the Committee’s review of the CEO’s leadership and contributions to the achievement of performance objectives for CTBI, which for 2024 included asset and revenue growth, asset quality, core earnings performance, identification of strategic opportunities, and execution of the current business strategy and operating plan.  The Committee also considers how the CEO’s salary compares to salaries of CEOs within the Peer Group.  Base salaries for other executive officers, including the other NEOs, are approved by the Committee after considering recommendations from the CEO.  In approving any salary increases for NEOs, the Committee considers performance for the prior year, responsibilities for the upcoming year, how the current salaries compare to those paid by peer companies to executives with similar responsibilities, and CTBI’s budget for salary increases for employees other than executive officers.  The Committee’s objective is to pay base salaries sufficient to attract, retain, motivate, and reward management for successful performance while maintaining affordability within CTBI’s business plan.

The Committee has established a policy of managing executive officer salaries to the market median, recognizing that a series of increases over several years may be required to adjust salaries to the desired level for any executive whose current salary is significantly below the market (contingent upon the executive sustaining the required level of performance).  After considering the performance of both CTBI and each executive, as well as how individual officer salaries compared to the market median, the Committee determined that it was appropriate to increase executive salaries for 2025.  The salary increases for 2025 reflect the Committee’s desire to balance (i) the need to compensate our NEOs at levels that are competitive with the market and recognize their performance and value to CTBI with (ii) the need to control expenses in an economic and regulatory environment that continues to be challenging for CTBI and other financial institutions.  The salary increases approved for the NEOs for 2025 ranged from 4.0% to 8.7%.  The following table shows the 2024 and 2025 base salary for each NEO and the percentage increase over 2024.  James B. Draughn (Executive Vice President) announced his retirement effective January 31, 2025; therefore, no increase was approved for 2025.

	Base Salary	Base Salary	% Increase
	2024	2025	2024 to 2025
Mark A. Gooch Chairman, President and Chief Executive Officer	$685,500	$725,000	5.8%
Kevin J. Stumbo Executive Vice President, Chief Financial Officer and Treasurer	$368,000	$400,000	8.7%
Richard W. Newsom Executive Vice President	$378,000	$393,000	4.0%
James B. Draughn Executive Vice President	$357,000	$0	Retired 1/31/2025
Ricky D. Sparkman Executive Vice President	$330,000	$350,000	6.1%

Annual Incentive Plan

The NEOs, other executive officers, and other members of senior management may earn annual cash incentive bonuses as well as stock-based awards under the Senior Management Incentive Compensation Plan (“Incentive Plan”).  Bonuses and stock awards are earned for achieving targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.   The Incentive Plan is designed to reward participants for meeting or exceeding annual profit goals, and it is intended to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company.
•	Align executive pay with CTBI performance.
•	Provide an incentive opportunity which is competitive with other financial institutions in the Peer Group.
•	Attract and retain executive officers and other key employees and encourage excellence in the performance of individual responsibilities.
•	Motivate and appropriately reward those members of senior management who contribute to the success of CTBI.

At the beginning of each year, the Committee establishes a target (base) level of performance for EPS and ROAA.  The Committee also establishes a performance range relative to the base level and an associated payment scale which defines the percentage of salary that participants may earn as a cash bonus for a given level of performance.  In addition, the Committee establishes a separate payment scale which defines the percentage of salary that participants may receive as a stock award for a given level of performance.  Stock awards under the Incentive Plan may be granted as either restricted shares or stock options.

2024 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2024, the Committee considered the outcomes for 2023, and the executive compensation strategy and philosophy previously adopted by the Compensation Committee.

As a result of these discussions, the Committee recommended and the Board approved the Incentive Plan for 2024.  The key features of the 2024 Plan are listed below:

•	Maintain the cash incentives payable at the same levels as 2023 if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the stock-based incentives payable to NEOs at the same levels of the 2023 Incentive Plan if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the continued service period of four years for executive officers to fully vest in stock awards made under the Incentive Plan, which vest in 25% increments each year.
•
Continue to allow executives to earn modest cash and stock incentives if results are slightly below the target (base) level, so long as performance meets or exceeds minimum levels of performance approved by the Committee; the minimum required level of ROAA performance was set at 97% of the target (base) level, and the minimum required level of EPS performance was also set at 97% of the target (base) level; the portion of the cash and stock incentives earned for minimum levels of performance were set at 50% of the target (base) incentive for all participants.

•	Continue to allow executives to earn target (base) level incentives if the goal for net income ($79.2 million) is achieved.
•	Establish a maximum incentive potential provided by the plan at 200% of the target (base) award for the executive officers of CTBI.

This approach is consistent with the Committee’s strategy of shifting the mix of executive compensation so that a larger portion of executive pay is contingent upon performance while controlling the cost of the plan.

The following table shows the target (base) level of ROAA performance and the cash incentive awards that could be earned by the CTBI CEO and other Group I participants, including the other NEOs (“Other NEOs”), for various levels of performance in 2024:

	Target		Award as a % of Target Award	Award as a % of Salary
	ROAA	EPS		CTBI CEO	Group I
	1.32%	$4.27	50%	25%	15%
Base	1.36%	$4.40	100%	50%	30%
	1.40%	$4.53	150%	75%	45%
	1.44%	$4.66	200%	100%	60%

*These results are after accrual of the incentive.

The CTB officers responsible for various consolidated functions, the market presidents, and the CTIC officers responsible for various departments as selected by the CTIC CEO (“Group II Participants”), as well as senior vice presidents of consolidated functions and others selected for participation by the Compensation Committee (“Group III Participants”), could receive awards for the year ended December 31, 2024 based on the same performance measures and targets applicable to the NEOs.  Potential cash incentive awards for Group II Participants expressed as a percentage of salary ranged from a minimum award of 3.5% of salary to a maximum award of 8.75% of salary and awards for Group III Participants ranged from a minimum award of 2.75% of salary to a maximum award of 6.71% of salary.

As shown in the table above, executives would earn no incentives for performance below the minimum required levels of ROAA and EPS.  To ensure that executive pay varies with company performance, executives earn less than target for results above the minimum required level but below the target (base) level, and they could earn larger incentives if results exceeded the target (base) level.  Payments were “capped” at a maximum level to preclude overpayment and control the cost of the plan.  The maximum payment provided under the 2024 Plan for executive officers was 200% of the target (base) opportunity.

•
Cash Incentive Compensation Awards for the Year(s) Ended December 31, 2024.  CTBI’s NEOs were participants in the Incentive Plan for the year ended December 31, 2024.  The Committee previously established the performance measures under the 2024 Plan, and the required base level of performance was achieved by CTBI under the 2024 Plan.  Accordingly, the NEOs received payments (paid in January 2025) as follows:

2024 Cash Payments Awarded Under the Senior Management Incentive Compensation Plan ($)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	342,750
Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	110,400
Richard W. Newsom – Executive Vice President	113,400
James B. Draughn – Executive Vice President	107,100
Ricky D. Sparkman – Executive Vice President	99,000

•
Grants of Restricted Stock.  Restricted stock was also granted to the NEOs (as shown in the chart below) as a result of achieving the required level of performance for the maximum tier payment under the 2024 Plan.  The restricted stock was granted pursuant to the terms of CTBI’s 2015 Stock Ownership Incentive Plan.  The restrictions on the restricted stock will lapse ratably over four years.  However, in the event of (i) certain participant employee termination events occurring within 24 months of a change in control of CTBI or (ii) the death of the participant, the restrictions will lapse. In the event of the participant’s disability, the restrictions will lapse on a pro rata basis (in that event, the part of the award that vests is a fraction of the shares, with a numerator equal to the number of full months the participant is employed by CTBI during the restriction period and a denominator equal to the full restriction period).  The Committee will have discretion to review and revise restrictions applicable to a participant’s restricted stock in the event of the participant’s retirement.

Restricted Stock Granted (Shares)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	2,561
Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	1,031
Richard W. Newsom – Executive Vice President	1,059
James B. Draughn – Executive Vice President	1,000
Ricky D. Sparkman – Executive Vice President	925

The Committee may adjust the cash and stock incentive percentages of salary in future years as it continues to implement CTBI’s executive compensation strategy.  During the last several years, by gradually increasing the cash portion of the Incentive Plan and the total annual incentive opportunity, the Committee has brought CTBI’s Incentive Plan more in line with typical market practices and increased the portion of total pay that is earned for performance.

2025 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2025, the Committee considered the outcomes for 2024, and the executive compensation strategy previously adopted by the Committee.

The Committee recommended and the Board approved the Senior Management Incentive Compensation Plan for the year ending December 31, 2025 (“2025 Plan”).  The participation groups under the 2025 Plan are: (i) Group I, consisting of the CTBI CEO and other executive officers of CTBI, including the Other NEOs; (ii) Group II, consisting of CTB officers responsible for the various consolidated functions as selected by the CEO, the presidents of each market, and the CTIC officers responsible for various departments as selected by the CTIC CEO; and (iii) Group III, consisting of Senior Vice Presidents of consolidated functions selected for participation by the Compensation Committee.  Individuals below the Senior Vice President level may be selected by the Compensation Committee for special option awards for extraordinary performance.  The 2025 Plan may be amended, modified, or terminated by the Board at any time at its sole discretion, except that after the 90th day of the year the performance standards may not be changed in a manner that would increase the amount of incentive compensation payable for such year.

•
Participants will be eligible for a cash award determined by EPS and ROAA.  The minimum and maximum awards as a percentage of salary for each group will be: (i) Group I – CTBI CEO minimum award of 25% of salary and maximum award of 100% of salary; (ii) Group I – Other Executive Officers minimum award of 15% of salary and maximum award of 60% of salary; (iii) Group II – minimum award of 3.5% of salary and maximum award of 8.75% of salary; and (iv) Group III – minimum award of 2.75% of salary and maximum award of 6.71% of salary.  If the ROAA or EPS are not attained but the target net income is attained, then the amount of the award under the 2025 Plan shall be paid at the base level of target performance payment.  There shall be a minimum acceptable performance beneath which no incentive awards are paid and a maximum above which there is no additional award paid to avoid excessive payout in the event of windfall profits.

•
Participants will be eligible to receive stock options (pursuant to CTBI’s 2025 Stock Ownership Incentive Plan) with a face value equal to certain percentages of salary or restricted stock (or a combination of options and restricted stock) of an amount recommended by the Compensation Committee and approved by the Board of CTBI subject to any limitations of the 2025 Stock Ownership Incentive Plan.  The minimum and maximum stock option awards as a percentage of salary for each group will be: (i) Group I – CTBI CEO minimum award of 10% of salary and maximum award of 23% of salary; (ii) Group I – Other Executive Officers minimum award of 7.5% of salary and maximum award of 17.25% of salary; (iii) Group II – minimum award of 5% of salary and maximum award of 11.5% of salary; and (iv) Group III – minimum award of 2.25% of salary and maximum award of 5% of salary.  If the ROAA or EPS are not attained but the target net income is attained, then the amount of stock options and/or restricted stock awarded under the 2025 Plan shall be granted at the base level of target performance.  There shall be a minimum acceptable performance beneath which awards will not be granted and a maximum above which there is no additional award in the event of windfall profits.

The following tables show the target (base) level of ROAA and EPS performance required to earn the cash incentive awards and stock equity awards by the CTBI CEO, Other NEOs, and other participants for various levels of performance in 2025:

TABLE I

2025 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group I - Executive Officers of Community Trust Bancorp, Inc.

	Target		Award as a % of Target Award	Award as a % of Salary
	ROAA	EPS		CTBI CEO	Group I
	1.40%	$4.81	50%	25%	15%
Base	1.44%	$4.96	100%	50%	30%
	1.48%	$5.11	125%	75%	45%
	1.53%	$5.26	200%	100%	60%

•	For 2025, the targeted (base) ROAA is established as follows: ROAA of 1.44% and EPS of $4.96.
•	For 2025, net income target is $89,870,000.
•	These results are after accrual of the incentive.

TABLE II

2025 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group II – Consolidated Division Officers of CTBI and Market Presidents

	Target		Award as a % of Target Award	Award as a % of Salary
	ROAA	EPS		Group II
	1.40%	$4.81	50%	3.50%
Base	1.44%	$4.96	100%	7.00%
	1.48%	$5.11	112%	7.84%
	1.53%	$5.26	125%	8.75%

•	For 2025, the targeted (base) ROAA is established as follows: ROAA of 1.44% and EPS of $4.96.
•	For 2025, net income target is $89,870,000.
•	These results are after accrual of the incentive.

TABLE III

2025 ANNUAL CASH INCENTIVE COMPENSATION AWARD
INITIAL CALCULATION

Group III - Senior Vice Presidents of Consolidated Functions

	Target		Award as a % of Target Award	Award as a % of Salary
	ROAA	EPS		Group III
	1.40%	$4.81	50%	2.75%
Base	1.44%	$4.96	100%	5.50%
	1.48%	$5.11	106%	5.83%
	1.53%	$5.26	122%	6.71%

•	For 2025, the targeted (base) ROAA is established as follows: ROAA of 1.44% and EPS of $4.96.
•	For 2025, net income target is $89,870,000.
•	These results are after accrual of the incentive.

TABLE IV

2025 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN
STOCK OPTION AWARDS

	Target		Stock Option Award as a % of Salary
	ROAA	EPS	CTBI CEO	Group I	Group II	Group III
	1.40%	$4.81	10.00%	7.50%	5.00%	2.25%
Base	1.44%	$4.96	20.00%	15.00%	10.00%	4.50%
	1.48%	$5.11	21.00%	15.75%	10.50%	4.75%
	1.53%	$5.26	23.00%	17.25%	11.50%	5.00%

•	For 2025, the targeted (base) ROAA is established as follows: ROAA of 1.44% and EPS of $4.96.
•	For 2025, net income target is $89,870,000.
•	These results are after accrual of the incentive.

Long-Term Incentive Plan

A significant component of the executive compensation strategy is the use of a forward-looking, performance-based long-term incentive compensation plan. The long-term incentive plan is intended to balance the other, more short-term components of pay (such as base salaries and annual cash incentives), and increase the portion of total pay that is contingent upon performance.

Performance units are long-term incentives which are earned for achieving one or more financial performance goals over a multi-year period and paid in cash rather than shares.  Awards of performance units are permitted under CTBI’s shareholder-approved 2025 Stock Ownership Incentive Plan.  Only executive officers of CTBI (including the CEO and Other NEOs) participate in the performance unit plan, as they are the individuals held accountable for creating shareholder value.   In early 2025, the Committee approved long-term awards to the CEO and Other NEOs, as further described below.

The Committee believes that earnings growth, when sustained over a period of time, will create value for CTBI shareholders.  For this reason, the Committee approved awards of performance units that require executives to achieve a target for cumulative net income over a three-year period.  In early 2025, the Committee approved grants for a three-year period covering 2025, 2026, and 2027.  The Committee believes the cumulative net income performance requirement is achievable but challenging, given the current growth rate in the U.S. economy, the regulatory environment of the banking industry and the challenges to the local economy in some of the markets served by CTBI.  Targets for cumulative net income growth were set after considering CTBI’s results in prior years, CTBI’s forecasts of future results within its strategic plan, local economic conditions, and industry performance.

The Committee believes the performance units will focus the executive officers on creating shareholder value through sustained growth in earnings, improve the alignment of pay with performance for all executive officers, and create a more balanced incentive compensation program.  The use of cash-based performance units avoids any potential dilution to existing shareholders (as might occur if awards were stock-based).

The table below shows the percentage of salary that may be earned by the CTBI CEO and other executive officers of CTBI, including the Other NEOs, based on achievement of the cumulative net income goal for 2025 through 2027.  Any earned performance units will be paid in early 2028, after the Committee evaluates actual results for 2025 through 2027 versus the cumulative net income goal.

2025 PERFORMANCE GOALS

Cumulative Net Income	Award as a % of Target Award	Award as a % of CTBI CEO Salary	Award as a % of Salary of All Other Executive Officers
90% of Target Cumulative Net Income (Minimum)	25%	10.0%	5.0%
93% of Target Cumulative Net Income	50%	20.0%	10.0%
96% of Target Cumulative Net Income	75%	30.0%	15.0%
Target Cumulative Net Income (Per Schedule 1)	100%	40.0%	20.0%
103% of Target Cumulative Net Income	120%	48.0%	24.0%
107% of Target Cumulative Net Income	135%	54.0%	27.0%
110.0% of Target Cumulative Net Income (Maximum)	150%	60.0%	30.0%

The cumulative net income target for the 2025 Long-Term Incentive Plan is $283.0 million.

Voluntary or involuntary termination of employment prior to the end of the performance period and/or prior to the payment of any earned performance units will result in forfeiture of any outstanding performance units, except as noted below.  In the case of termination of employment by reason of death,  disability, or retirement prior to the expiration of the performance period, any outstanding performance units will be deemed to have been earned in an amount equal to the amount payable at the maximum amount payable under the performance unit at the target (base) level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such termination of employment would have continued until the end of the performance period.  Upon the occurrence of certain termination events within the 24-month period beginning on the date of a change in control, any outstanding performance units granted under the 2025 Stock Ownership Incentive Plan will become fully vested and payable in an amount which is equal to the greater of (a) the maximum amount payable under the performance unit at the target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such change in control termination event would have continued until the end of the performance period or (b) the maximum amount payable under the performance unit at target level multiplied by the percentage of the performance period completed at the time of the change in control termination event.

Long-Term Incentive Plan – Incentives Earned for 2022-2024 Performance Period

In early 2025, the Committee reviewed performance for the three-year period ended December 31, 2024.  The cumulative net income goal for 2022-2024 of $238 million was exceeded; the actual cumulative net income was $242.6 million.  The Committee previously established the performance measures under the 2022 Plan, and the required level of performance was achieved by CTBI under the 2022 Plan.  Accordingly, the NEOs were entitled to the following maximum plan cash incentive awards (paid in January 2025), which are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

2024 Cash Incentive Awarded Under the Long-Term Incentive Compensation Plan ($)
Mark A. Gooch – Chairman, President, and Chief Executive Officer	252,000
Kevin J. Stumbo – Executive Vice President, Chief Financial Officer, and Treasurer	68,000
Richard W. Newsom – Executive Vice President	70,000
James B. Draughn – Executive Vice President	66,000
Ricky D. Sparkman – Executive Vice President	61,000

Benefits and Perquisites

CTBI’s policy is to minimize the use of executive benefits and perquisites.  The NEOs participate in the same benefit plans as other CTBI employees, with the few exceptions described below.  During 2024, there were no changes to the benefits and perquisites provided to NEOs, and none have been approved for 2025.

To align the interests of all employees, including NEOs, with those of shareholders, CTBI has implemented an Employee Stock Ownership Plan (“ESOP”), which provides awards of CTBI stock subject to vesting requirements.  Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21.  CTBI currently contributes 4.0% of covered employees’ gross wages to the ESOP.  ESOP contributions are used to acquire shares of CTBI stock on the open market.

CTBI has established a 401(k) Plan under which employees can contribute from 1.0% to 20.0% of their annual salary, up to applicable limits.  CTBI provides a matching contribution equal to 50% of the first 8.0% of salary contributed by the employee.  CTBI also provides health insurance, life insurance, and other benefit programs that are usual and customary within the banking industry to attract and retain employees.  NEOs are eligible to participate in these plans on the same basis as other employees, subject to IRS limits.

CTBI provides supplemental life insurance to its NEOs, as well as other senior and key management.  The plan provides a split-dollar share of death benefits at an amount necessary to provide the NEOs with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  Additionally, each NEO and other senior and key employees are provided a post-retirement death benefit equal to one times his or her annual salary at the time of retirement.  The benefits are funded with bank-owned life insurance policies.  CTBI will recover its plan costs upon the death of the covered individual, and the executive’s beneficiary will receive a portion of the insurance proceeds.  The Committee believes the supplemental life insurance program is common within the banking industry and provides an incentive for long-term employment with CTBI.

CTBI does not provide significant perquisites or personal benefits to executive officers.  The NEOs, as well as other executive officers, members of senior management, and key employees, are provided country club memberships and other perquisites with an aggregate individual annual value of less than $10,000.

Unlike some other banks in its Peer Group, CTBI does not provide any supplemental executive retirement plan.  CTBI allows executives to voluntarily defer receipt of any cash bonuses earned under the annual Incentive Plan.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

CTBI does not provide employment agreements to executives. Due to ongoing industry consolidation, CTBI has established termination of employment and change in control agreements (“Severance Agreements”) with each of its NEOs, other executive officers, and certain other senior officers.  Severance Agreements are provided in order to attract and retain key executives by protecting them in the event of a change in control.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods.  The covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to: (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to an NEO, other executive officer, or senior officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period.  The severance amount payable under the Severance Agreements is equal to: (i) 2.99 times the NEO’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI, or (ii) 2.00 times the NEO’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

For purposes of the Severance Agreements, a change in control occurs when: (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets, or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s  outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate, and retain highly qualified executives.  The Committee also believes that the Severance Agreements promote job stability, provide a measure of financial security, preserve morale and productivity, and encourage retention during the period of uncertainty that accompanies an actual or potential change in control.  The Committee periodically reviews the terms of the Severance Agreements in the context of CTBI’s other executive compensation arrangements, changes in government regulations and trends in competitive practices.

No termination of employment or change in control payments were made under the Severance Agreements in 2024, and there were no changes made to the terms of the Severance Agreements during 2024 or to date in 2025.

Equity Grant Timing

The Insider Trading Policy adopted by the Board, discussed in the Corporate Governance section of this Proxy Statement, governs the purchase, sale, and/or other dispositions of CTBI’s securities by directors, officers, and employees, or CTBI itself that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards.  CTBI shall not backdate any equity-based award or manipulate the timing of the public release of material information or the timing of the grant of an equity-based award.  Equity-based awards include, but are not limited to, stock options, restricted stock, performance units, stock appreciation rights, and stock awards.  Annual grants of equity-based awards issued to the CEO, other executive officers, and employees pursuant to the Incentive Plans are made under usual circumstances at least four days following CTBI’s release of earnings for the previously completed fiscal year, and such date serves as the grant date of such awards (unless otherwise specified by the Board or Compensation Committee).  Off-cycle grants of equity-based awards have a grant date as determined by the Compensation Committee and in all cases are issued consistent with applicable laws, rules, and regulations.  Any annual grant of equity-based awards to non-employee directors, pending approval of the Amended and Restated 2025 Stock Ownership Incentive Plan, shall not be made within the period beginning four business days before and ending one business day after CTBI files a Form 10-Q or Form 10-K or files or furnishes a Form 8-K disclosing material non-public information.  The Compensation Committee does not believe that CTBI has timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.  No stock options were granted during 2024, and no stock options were outstanding at December 31, 2024.

Compensation Governance and Oversight

The Committee is responsible for the oversight of compensation risk.  The Committee annually reviews the Senior Management Incentive Compensation Plan, the Long-Term Incentive Compensation Plan, and the Employee Incentive Compensation Plan, as well as other compensation arrangements, to evaluate their potential for creating or increasing risk to CTBI.  During 2024, the Committee reviewed the compensation risk assessment performed by management and concluded that CTBI’s compensation plans do not motivate or reward management for taking inappropriate risks and do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee has adopted a recoupment policy applicable to members of CTBI’s Executive Committee. The policy provides, in general, that in the event any such person’s fraud, dishonesty, or recklessness substantially contributes to CTBI’s material noncompliance with financial reporting requirements under securities laws resulting in CTBI’s obligation to prepare an accounting restatement, the Committee will direct CTBI to use prompt and reasonable efforts to recover from such person the amount of specified performance-based compensation determined by the Committee to have been materially affected by the restatement that is in excess of the amount of performance-based compensation which would have otherwise been received by such person, assuming the financial statements had originally been prepared as restated.  The Committee may approve amendments to the recoupment policy at any time, including amendments to conform to regulations adopted by the Securities and Exchange Commission or applicable listing requirements.

In October 2022, the SEC adopted a final rule directing national securities exchanges and associations, including the Nasdaq, to implement listing standards that require listed companies to adopt policies mandating the recovery or “clawback” of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.  The Nasdaq listing standards pursuant to the SEC’s rule became effective for incentive-based compensation received on or after October 2, 2023.  We adopted a Policy for the Recovery of Erroneously Awarded Compensation pursuant to the Nasdaq listing standards effective as of December 1, 2023.  The policy was filed as Exhibit 97 to CTBI’s Annual Report on Form 10-K for the year ended December 31, 2023.

Tax Deductibility

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the NEOs, subject to certain exceptions.  In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors.  The Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation.  It is the general intention of the Committee to meet the requirements for deductibility whenever possible.  However, considering the repeal of the performance-based compensation exception under Tax Code Section 162(m), the Compensation Committee expects in the future to approve compensation that is not deductible for income tax purposes.  The Committee will continue to review and monitor the deductibility of compensation.

Say-on-Pay Resolutions

In 2024, we submitted our executive compensation program to an advisory, nonbinding vote of shareholders (i.e., “say-on-pay”).  At the 2024 Annual Meeting of Shareholders, approximately 95% of votes cast were voted in favor of a resolution approving our executive compensation program.  Based on these results, the Committee concluded that shareholders supported CTBI’s approach to executive compensation.  In addition, at the 2023 Annual Meeting of Shareholders, approximately 88% of votes case were in favor of having an annual say-on-pay vote.  Under applicable law, shareholders must be asked at least every six years on the frequency of future shareholder advisory votes with respect to executive compensation.  Accordingly, the next advisory vote regarding the frequency of say-on-pay votes is required to occur no later than the 2029 annual shareholders meeting.  As CTBI shareholders favor an annual frequency for say-on-pay votes, at the 2025 annual meeting, shareholders are being asked to approve an advisory, nonbinding resolution in favor of CTBI’s executive compensation arrangements.  Although the results of annual say-on-pay resolutions are not binding on CTBI, the Committee welcomes feedback from shareholders, and it will consider the outcome of each year’s say-on-pay vote as part of its ongoing review of the executive compensation program.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was an officer or employee of CTBI or any of its subsidiaries during 2024, nor has any member of the Committee ever been an officer or employee of CTBI or any of its subsidiaries.  No current member of the Committee or executive officer of CTBI had a relationship during 2024 requiring disclosure in this Proxy Statement under Item 404 or Item 407(e)(4) of the SEC’s Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Eugenia “Crit” Luallen, Chairman
Anthony W. St. Charles, Vice Chairman
Ina Michelle “Missy” Matthews
James E. McGhee II

March 4, 2025

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of CTBI for the fiscal years ended December 31, 2024, 2023, and 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation (4) ($)
Mark A. Gooch	2024	683,192	-0-	594,750	36,177	1,314,119
Chairman, President,	2023	653,538	144,912	302,438	36,120	1,137,008
and Chief Executive Officer	2022	619,231	98,622	843,750	30,143	1,591,746

Kevin J. Stumbo	2024	366,885	-0-	178,400	29,579	574,864
Executive Vice President,	2023	352,461	58,642	124,012	30,436	565,551
Chief Financial Officer,	2022	338,846	56,043	298,500	26,328	719,717
and Treasurer

Richard W. Newsom	2024	376,923	-0-	183,400	31,972	592,295
Executive Vice President	2023	362,923	60,376	114,450	34,683	572,432
	2022	345,423	50,130	294,600	26,373	716,526

James B. Draughn	2024	355,923	-0-	173,100	35,492	564,515
Executive Vice President	2023	342,000	56,907	119,325	36,540	554,772
	2022	328,615	53,815	288,600	33,862	704,892

Ricky D. Sparkman	2024	329,000	-0-	160,000	23,346	512,346
Executive Vice President	2023	316,077	52,634	110,925	31,822	511,458
	2022	303,885	50,130	267,600	22,069	643,684

(1)
The amounts in this column reflect the grant date fair value of all restricted stock awards granted during the years ended December 31, 2024, 2023, and 2022, under CTBI’s stock ownership plan and in accordance with ASC Topic 718.

(2)
Non-Equity Incentive Plan Compensation includes amounts paid under the Senior Management Incentive Compensation Plan, which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions and the Executive Long-Term Incentive Plan, which is open to all executive officers.  Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance under the Incentive Plan.  Non-Equity Incentive Plan Compensation for executive officers is earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the incentive compensation.  The Committee previously established the performance measures under the 2024 Plan, and the required base level of performance was achieved by CTBI under the Plan.

(3)	The compensation represented by the amounts for 2024, 2023, and 2022 set forth in the All Other Compensation column for NEOs is detailed in the following table.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Dividends Received on Restricted Stock ($)	Total All Other Compensation ($)
		(a)	(a)		(b)
Mark A. Gooch	2024	13,800	11,500	-	3,111	7,766	36,177
	2023	13,200	11,250	-	2,786	8,884	36,120
	2022	12,200	10,250	-	2,531	5,162	30,143

Kevin J. Stumbo	2024	13,800	10,250	-	1,965	3,564	29,579
	2023	13,200	11,250	-	1,713	4,273	30,436
	2022	12,200	9,745	-	1,508	2,875	26,328

Richard W. Newsom	2024	13,800	10,483	-	4,213	3,476	31,972
	2023	13,200	13,760	-	3,637	4,086	34,683
	2022	12,200	8,432	-	3,142	2,599	26,373

James B. Draughn	2024	13,800	11,500	-	2,117	8,075	35,492
	2023	13,200	12,933	-	1,818	8,589	36,540
	2022	12,200	11,179	-	1,586	8,897	33,862

Ricky D. Sparkman	2024	13,800	4,925	-	1,421	3,200	23,346
	2023	13,200	13,269	-	1,510	3,843	31,822
	2022	12,200	5,930	-	1,340	2,599	22,069

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion and Analysis.

(b)
This column includes excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit, at three times salary, is provided to all full-time employees on a non-discriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2024.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Mark A. Gooch
2022 Long-Term Incentive Plan	-	252,000	-	-	-
2024 Senior Management Incentive Plan	-	342,750	-	-	-
Restricted Stock Grant	-	-	-	-	-

Kevin J. Stumbo
2022 Long-Term Incentive Plan	-	68,000	-	-	-
2024 Senior Management Incentive Plan	-	110,400	-	-	-
Restricted Stock Grant	-	-	-	-	-

Richard W. Newsom

2022 Long-Term Incentive Plan	-	70,000	-	-	-
2024 Senior Management Incentive Plan	-	113,400	-	-	-
Restricted Stock Grant	-	-	-	-	-

James B. Draughn
2022 Long-Term Incentive Plan	-	66,000	-	-	-
2024 Senior Management Incentive Plan	-	107,100	-	-	-
Restricted Stock Grant	-	-	-	-	-

Ricky D. Sparkman

2022 Long-Term Incentive Plan	-	61,000	-	-	-
2024 Senior Management Incentive Plan	-	99,000	-	-	-
Restricted Stock Grant	-	-	-	-	-

(1)
This column shows the payouts for 2024 performance under the Senior Management Incentive Compensation Plan and for performance during the years 2024, 2023, and 2022 under the 2022 Long-Term Incentive Plan, paid in January 2025, as described in the Compensation Discussion and Analysis.  For 2024, the target (base) level of ROAA was 1.36%, and the target (base) level of EPS was $4.40 for payout under the Senior Management Incentive Compensation Plan.  Actual results for the year 2024 were ROAA of 1.41% and EPS of $4.61.  The 2024 Plan requires that the goals must be achieved with the accruals for payment of the incentives included as a component of net income.  The 2024 results met the amount required to earn a payment at the second tier bonus level; however, if the cost of the additional tier had been accrued, the performance would have been at the base level.  Accordingly, the incentive was paid at the base level.  The cumulative net income goal for 2022-2024, under the 2022 Long-Term Incentive Plan, was $238 million, and actual cumulative net income for the period was $242.6 million.  The cumulative 2022-2024 results met the amount required to earn a payment at the base tier bonus level.  As a result, the current CEO and other NEOs earned incentives equal to 100% of their target incentive potentials under the 2022 Long-Term Incentive Plan.

(2)	Restricted stock was not granted to the NEOs because the required minimum level of performance under the 2023 Senior Management Incentive Compensation Plan was not achieved.

The following table sets forth the estimated payouts of non-equity incentive plan awards that may result from the performance units granted to the NEOs in 2024 and 2023, outstanding as of December 31, 2024:

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Name	Year Granted	Minimum ($)	Target ($)	Maximum ($)
Mark A. Gooch	2024	68,550	274,200	411,300
	2023	65,550	262,200	393,300

Kevin J. Stumbo	2024	18,400	73,600	110,400
	2023	17,675	70,700	106,050

Richard W. Newsom	2024	18,900	75,600	113,400
	2023	18,200	72,800	109,200

James B. Draughn	2024	17,850	71,400	107,100
	2023	17,150	68,600	102,900

Ricky D. Sparkman	2024	16,500	66,000	99,000
	2023	15,850	63,400	95,100

There were no stock option exercises by NEOs in 2024.  The following tables set forth information concerning restricted stock vested during 2024 and the number and value of restricted stock held by the NEOs of CTBI at December 31, 2024.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Shares Acquired on Vesting (#)	Value Realized (1) ($)
Mark A. Gooch	0	--	1,737	72,671

Kevin J. Stumbo	0	--	840	35,165

Richard W. Newsom	0	--	803	33,607

James B. Draughn	0	--	815	34,118

Ricky D. Sparkman	0	--	758	31,732

(1)	The value realized is calculated based on the closing market price on the date of vesting of restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date (2)	Value of Unexercised In- the-Money Options and Restricted Stock Grants at Fiscal Year-End (3) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Mark A. Gooch
Restricted Stock Grants:
Granted 01/26/21	0	113	-	01/26/25	-	5,992
Granted 01/25/22	0	1,084	-	01/25/26	-	57,485
Granted 01/24/23	0	2,569	-	01/24/27	-	136,234

Kevin J. Stumbo
Restricted Stock Grants:
Granted 01/26/21	0	62	-	01/26/25	-	3,288
Granted 01/25/22	0	616	-	01/25/26	-	32,666
Granted 01/24/23	0	1,040	-	01/24/27	-	55,151

Richard W. Newsom
Restricted Stock Grants:
Granted 01/26/21	0	57	-	01/26/25	-	3,023
Granted 01/25/22	0	551	-	01/25/26	-	29,220
Granted 01/24/23	0	1,071	-	01/24/27	-	56,795

James B. Draughn
Restricted Stock Grants:
Granted 01/28/20	0	2,500	-	01/28/25	-	132,575
Granted 01/26/21	0	61	-	01/26/25	-	3,235
Granted 01/25/22	0	592	-	01/25/26	-	31,394
Granted 01/24/23	0	1,009	-	01/24/27	-	53,507

Ricky D. Sparkman
Restricted Stock Grants:
Granted 01/26/21	0	57	-	01/26/25	-	3,023
Granted 01/25/22	0	551	-	01/25/26	-	29,220
Granted 01/24/23	0	933	-	01/24/27	-	49,477

(1)
The restrictions on the restricted stock granted to NEOs will lapse ratably over four years, except for 2,500 shares issued to Mr. Draughn on January 28, 2020 that were issued as a management retention grant set to cliff vest in five years.  The restrictions on restricted stock lapse upon a change in control of CTBI followed by certain employment termination events.

(2)	This column represents the date restrictions lapse on restricted stock grants.

(3)	Based on the per share closing price of $53.03 of our common stock at December 31, 2024.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2024.

Name	Severance Payment Equal to 2.99 Times Annual Base Salary (1) ($)	Severance Payment Equal to 2.00 Times Annual Base Salary (2) ($)	Acceleration of Restricted Stock Grants (3) ($)	Acceleration of Performance Based Units Payable in Cash (4) ($)	Total (Based on 2.99 Times Annual Base Salary) (1) ($)	Total (Based on 2.00 Times Annual Base Salary) (2) ($)
Mark A. Gooch	2,049,645	1,371,000	199,711	112,250	2,361,606	1,682,961

Kevin J. Stumbo	1,100,320	736,000	91,106	48,583	1,240,009	875,689

Richard W. Newsom	1,130,220	756,000	89,038	49,233	1,268,491	894,271

James B. Draughn	1,067,430	714,000	220,711	47,833	1,335,974	982,544

Ricky D. Sparkman	986,700	660,000	81,719	43,567	1,111,986	785,286

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by: (a) a subsequent involuntary termination; or (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)
Restrictions on restricted stock lapse upon a change in control of CTBI followed by certain employment termination events.  The amounts shown for restricted stock represent the number of unvested shares granted multiplied by the per share closing price at December 31, 2024 of $53.03.

(4)
Upon a change in control, followed by certain employment termination events, any then outstanding performance units shall become fully vested following the change in control, in an amount which is equal to the greater of (a) the amount payable under the performance unit at the target cumulative net income level multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit agreement assuming that the rate at which the performance goal has been achieved as of the date of such change in control would have been continued until the end of the performance period; or (b) the amount payable under the performance unit at the target cumulative net income level multiplied by the percentage of the performance period completed by the participant at the time of the change in control.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion and Analysis for further information.

PAY RATIO DISCLOSURE RULE

The annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”) is provided below.  CTBI’s PEO is Mark A. Gooch.  The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization.  CTBI believes its compensation philosophy and process yield an equitable result and is presenting such information as follows:

Median employee total annual compensation	$42,274
Mr. Gooch (PEO) total annual compensation	$1,314,119
Ratio of PEO to median employee compensation	31.1:1.0

In determining the median employee, a listing was prepared of all employees (other than the PEO) as of December 31, 2024, ordered based on total compensation. Wages and salaries were annualized for those employees who were not employed for the full year of 2024, other than temporary or seasonal employees.

The median employee was selected from the annualized list. Included in the calculation of total compensation were the employee earnings paid by CTBI, cash bonuses received, the grant date fair value of any equity grants by the employer, employer paid ESOP contributions, employer matching of 401(k) contributions, employer paid life insurance premiums, and dividends paid on restricted stock held by the employee.

PAY VERSUS PERFORMANCE

The table below shows the following information for the past five fiscal years: (i) total compensation for our NEOs as set forth in the Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” (“CAP”) to our PEOs and, on an average basis, our non-PEO NEOs (in each case, as determined under SEC rules), (iii) our total shareholder return (“TSR”), (iv) the TSR of our peer group (as set forth in our Compensation Discussion and Analysis), (v) our net income, and (vi) our financial performance measure for compensatory purposes, EPS.

PAY VERSUS PERFORMANCE TABLE

Year	SCT Total for PEO 1 ($)	SCT Total for PEO 2 ($)	CAP to PEO 1 ($)	CAP to PEO 2 ($)	Average SCT Total for Non- PEO NEOs ($)	Average CAP to Non-PEO NEOs ($)	Year-End Value of $100 Invested on 12/31/2019:		Net Income ($) (in thousands)	EPS ($)
							TSR ($)	Peer Group TSR ($)
	(a)	(b)	(c)	(c)	(d)	(c)(d)		(e)		(f)
2024	0	1,314,119	0	1,352,906	561,005	584,837	125.93	121.20	82,813	4.61
2023	0	1,137,008	0	1,132,396	551,053	568,935	135.13	141.16	78,004	4.36
2022	1,083,896	1,591,746	1,088,746	1,601,451	732,813	742,633	111.37	111.31	81,814	4.59
2021	1,853,539	-	1,895,857	-	756,261	783,671	101.72	152.38	87,939	4.94
2020	1,076,169	-	1,037,132	-	529,376	499,399	83.32	103.30	59,504	3.35

a)	Jean R. Hale, who served as Chairman and Chief Executive Officer until her retirement on February 7, 2022, is listed as PEO 1.

b)	Following Ms. Hale’s retirement, Mark A. Gooch became Chief Executive Officer, and as such, is listed as PEO 2 for years 2022, 2023, and 2024.

c)
SEC rules require certain adjustments be made to the SCT totals to determine CAP as reported in the Pay Versus Performance table.  CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.  In general, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date).  NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below.  Similarly, we had no awards that failed to meet vesting conditions.  The following table details these adjustments:

Year	Executives	SCT Total ($)	Subtract Stock Awards ($)	Add Year- End Equity Value ($)	Change in Value of Prior Equity Awards ($)	Add Change in Value of Vested Equity Awards ($)	Add Dividends Paid on Unvested Shares ($)	CAP ($)
2024	PEO 2	1,314,119	0	0	34,535	(3,514)	7,766	1,352,906
	Other NEOs	561,005	0	0	20,861	(1,608)	4,579	584,837
2023	PEO 2	1,137,008	153,796	150,221	(4,302)	(5,619)	8,884	1,132,396
	Other NEOs	551,053	40,028	59,233	(3,579)	(2,942)	5,198	568,935
2022	PEO 1	1,083,896	160,989	162,546	-	1,834	1,458	1,088,746
	PEO 2	1,591,746	98,622	99,576	2,932	655	5,162	1,601,451
	Other NEOs	732,813	52,687	53,196	2,557	2,802	3,952	742,633
2021	PEO 1	1,853,539	28,174	31,748	19,136	13,509	6,099	1,895,857
	Other NEOs	756,261	11,485	12,941	20,088	467	5,398	783,671
2020	PEO 1	1,076,169	64,996	53,945	(31,714)	(3,701)	7,429	1,037,132
	Other NEOs	529,376	54,372	45,127	(24,872)	(1,502)	5,641	499,399

d)
For 2020 and 2021, the non-PEO NEOs included Mark A. Gooch, Kevin J. Stumbo, James B. Draughn, and Larry W. Jones.  For 2022, Mr. Gooch was excluded from the non-PEO NEOs and Richard W. Newsom and Ricky D. Sparkman were added.  In 2023, Mr. Jones was excluded from the non-PEO NEOs due to his retirement in December 2022.

e)
CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board, to a group of comparable, publicly traded financial institutions (“Peer Group”).  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic markets.  During 2024, the Committee worked with Pearl Meyer to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  Based on this review, the Committee determined that it would be appropriate to add Capital City Bank Group Inc., First Mid Bancshares, Inc., Midland States Bancorp, Inc., and Independent Bank Corporation to the Peer Group and remove Capstar Financial Holdings, Inc., Carter Bankshares, Inc., and Horizon Bancorp, Inc.  These changes resulted in the Peer Group of twenty-one companies listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, reflected by total assets.  Following the Committee’s review and adjustment of the Peer Group, the median assets of the Peer Group were $6.2 billion, compared to CTBI’s assets of approximately $6.2 billion.  The companies included in the Peer Group ranged in asset size from $3.2 billion to $9.2 billion at the time of the review.

Bank	Ticker	Bank	Ticker
Capital City Bank Group, Inc.	CCBG	Mercantile Bank Corporation	MBWM
City Holding Company	CHCO	Midland States Bancorp, Inc.	MSBI
Farmers National Banc Corp.	FMNB	Nicolet Bankshares, Inc.	NIC
First Community Bancshares, Inc.	FCBC	Peoples Bancorp Inc.	PEBO
First Financial Corporation	THFF	QCR Holdings, Inc.	QCRH
First Mid Bancshares, Inc.	FMBH	Republic Bancorp, Inc.	RBCA.A
German American Bancorp, Inc.	GABC	SmartFinancial, Inc.	SMBK
Great Southern Bancorp, Inc.	GSBC	Stock Yards Bancorp, Inc.	SYBT
HomeTrust Bancshares, Inc.	HTBI	Univest Financial Corporation	UVSP
Independent Bank Corporation	IBCP	Wilson Bank Holding Company	WBHC
Lakeland Financial Corporation	LKFN

The Peer Group used to establish executive compensation for 2023 consisted of twenty-one companies with median assets of $6.1 billion, compared to CTBI’s assets at that time of approximately $5.4 billion.  The companies included in the Peer Group ranged in asset size from $3.1 billion to $10.5 billion and are listed below:

Bank	Ticker	Bank	Ticker
American National Bankshares, Inc.	AMNB	Horizon Bancorp, Inc.	HBNC
CapStar Financial Holdings, Inc.	CSTR	Lakeland Financial Corporation	LKFN
Carter Bancshares, Inc.	CARE	Mercantile Bank Corporation	MBWM
City Holding Company	CHCO	Nicolet Bankshares, Inc.	NIC
Farmers National Banc Corp.	FMNB	Peoples Bancorp, Inc.	PEBO
First Bancorp	FBNC	QCR Holdings, Inc.	QCRH
First Community Bancshares, Inc.	FCBC	Republic Bancorp, Inc.	RBCAA
First Financial Corporation	THFF	SmartFinancial, Inc.	SMBK
German American Bancorp, Inc.	GABC	Stock Yards Bancorp, Inc.	SYBT
Great Southern Bancorp, Inc.	GSBC	Univest Financial Corporation	UVSP
Home Trust Bancshares, Inc.	HTBI

Below is a comparison of our TSR for 2024 to the current Peer Group as well as the prior Peer Group for 2023:

	Year-End Value of $100 Invested on 12/31/2019:
Year	TSR ($)	Current Peer Group TSR ($)	Prior Peer Group TSR ($)
2024	125.93	121.20	120.35

(f)
CTBI has selected GAAP basic earnings per share as the most important financial performance measure (that is not otherwise disclosed in the Pay Versus Performance Table above) used by CTBI to link compensation actually paid to CTBI’s NEOs for 2024 to CTBI’s performance.

Tabular List of Financial Performance Measures

Pursuant to the requirements of Item 402(v) of the SEC’s Regulation S-K, we provide the following list of the three most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules) to our NEOs to CTBI’s performance in 2024.  Please refer to the section entitled “Annual Incentive Plan” in our Compensation Discussion and Analysis (“CD&A”) for more information.

Pay Versus

Measure 1	Net Income
Measure 2	EPS
Measure 3	ROAA

Performance: Graphical Description

Pursuant to the requirements of Item 402(v) of the SEC’s Regulation S-K, the following graphs reflect the relationships between the CAP and CTBI’s cumulative TSR and the peer group’s cumulative TSR, CTBI’s net income, and CTBI’s earnings per share.  For a more thorough discussion of how the Committee reviews and assesses the relationship between executive compensation and CTBI performance, please refer to our CD&A.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and CTBI Net Income

CAP and Earnings Per Share

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 28, 2026.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 2, 2025.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Exchange Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI by February 15, 2026 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting, or Proxy Statement.  In addition to satisfying the foregoing requirements, in order to comply with the SEC’s universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2024 Annual Meeting of Shareholders, other than CTBI’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 21, 2026.

MISCELLANEOUS

The Board of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board urges each shareholder who does not intend to be participate in and to vote during the Annual Meeting to submit a proxy as promptly as possible.

By Order of the Board of Directors

/s/ Mark A. Gooch
Mark A. Gooch
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 1, 2025

Addendum A

COMMUNITY TRUST BANCORP, INC.
AMENDED AND RESTATED
2025 STOCK OWNERSHIP INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of the Amended and Restated 2025 Stock Ownership Incentive Plan (the “Plan”) is to enhance the ability of Community Trust Bancorp, Inc., a Kentucky corporation (the “Company”), and its subsidiaries to secure and retain the services of persons eligible to participate in the Plan and to provide incentives for such persons to exert maximum efforts for the success of the Company.

This amended and restated version of the Plan was approved by the Board on January 28, 2025. This amended and restated version of the Plan shall become effective as, and subject to, its approval by the shareholders of the Company. If this amended and restated Plan is not approved by the shareholders of the Company, then this amended and restated version of the Plan will not become effective.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1          Definitions.  As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such meanings shall apply equally to both the singular and plural forms of the terms defined):

(a)	“Award” shall mean, individually or collectively, a grant under the Plan of Options, Restricted Stock, Performance Units, Stock Appreciation Rights or Stock Awards.

(b)	“Beneficial Ownership” or “Beneficially Owned” shall mean beneficial ownership or beneficially owned within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Cause” shall mean, unless otherwise defined in an agreement granting an Award: (i) a Participant’s willful misconduct or dishonesty which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries; or (ii) a Participant being convicted of a felony, or failing to contest a felony prosecution.

(e)	A “Change in Control” shall mean any of the following events:

(1)
An acquisition (other than directly from the Company) of any Voting Securities by any Person immediately after which such Person has Beneficial Ownership of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control;

(2)
The individuals who, as of the Effective Date, are members of the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if any new director is approved by a vote of at least a majority of the Incumbent Board, such new director shall, for all purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule14a-1 promulgated under the Exchange Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(3)	A merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction;

(4)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(5)	A complete liquidation or dissolution of the Company, or approval by the shareholders of the Company of a plan for such liquidation or dissolution.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (“Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional amount of shares Beneficially Owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial Owner of any additional Voting Securities which increases the number of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(g)	“Committee” shall mean the committee described in Section 3.1.

(h)	“Common Stock” shall mean shares of the Company’s common stock, par value $5.00 per share.

(i)	“Company” shall mean Community Trust Bancorp, Inc., a Kentucky corporation.

(j)	“Director” shall mean a person who is a member of the Board.

(k)
“Disability” shall mean a physical or mental infirmity which, in the judgment of the Committee, impairs the Participant’s ability to perform substantially his or her duties for a period of 180 consecutive days. In the event that an Award is determined to be subject to Section 409A of the Code, however, then: (i) “Disability” shall mean that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the employer; or (c) is determined to be totally disabled by the Social Security Administration; and (ii) if the determination of Disability relates to an Incentive Stock Option, “Disability” means Permanent and Total Disability as defined in Code Section 22(e)(3).  Except to the extent prohibited (if applicable) by Code Section 409A, in the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(l)	“Effective Date” shall mean February 1, 2025.

(m)
“Employee” shall mean a Director or an individual who is a full‑time employee of the Company or a Subsidiary; provided, that, for purposes of determining eligibility to receive ISOs, an Employee shall mean an employee of the Company or Subsidiary within the meaning of Section 424 of the Code.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o)
“Fair Market Value” of a share of Common Stock shall mean, as of any applicable date, the closing sale price of the Common Stock on the NASDAQ Global Select Market or any national or regional stock exchange on which the Common Stock is then traded.  If no such reported sale of the Common Stock shall have occurred on such date, Fair Market Value shall mean the closing sale price of the Common Stock on the next preceding date on which there was a reported sale.  If the Common Stock is not listed on the NASDAQ Global Select Market or a national or regional stock exchange, the Fair Market Value of a share of Common Stock as of a particular date shall be determined by such method as shall be determined by the Committee.

(p)	“ISOs” shall have the meaning given such term in Section 6.1.

(q)
“Non-Control Acquisition” shall mean an acquisition by (i) the Company or any Subsidiary, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction.

(r)	“Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company in which:

(1)
the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the voting securities of the corporation resulting from such merger or consolidation or reorganization (“Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(2)
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(3)
no Person (other than the Company, any Subsidiary, any employee benefit plan or any trust forming a part thereof maintained by the Company, the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(s)	“NQSOs” shall have the meaning given such term in Section 6.1.

(t)	“Option” shall mean an option to purchase shares of Common Stock granted pursuant to Article 6.

(u)	“Option Agreement” shall mean an agreement evidencing the grant of an Option as described in Section 6.2.

(v)
“Option Exercise Price” shall mean the purchase price per share of Common Stock subject to an Option, which shall not be less than the Fair Market Value on the date of grant (110% of Fair Market Value in the case of an ISO granted to a Ten Percent Shareholder).

(w)	“Participant” shall mean any Employee selected by the Committee to receive an Award under the Plan.

(x)	“Performance Goals” shall have the meaning given such term in Section 8.4.

(y)	“Performance Period” shall have the meaning given such term in Section 8.3.

(z)	“Performance Unit” shall mean the right to receive a payment from the Company upon the achievement of specified Performance Goals as set forth in a Performance Unit Agreement.

(aa)	“Performance Unit Agreement” shall mean an agreement evidencing a Performance Unit Award, as described in Section 8.2.

(bb)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(cc)	“Plan” shall mean this Amended and Restated Community Trust Bancorp, Inc. 2025 Stock Ownership Incentive Plan as the same may be amended from time to time.

(dd)
“Restriction Period” shall mean the period determined by the Committee during which the transfer of shares of Common Stock is limited in some way or such shares are otherwise restricted or subject to forfeiture as provided in Article 7.

(ee)	“Restricted Stock” shall mean shares of Common Stock granted pursuant to Article 7.

(ff)	“Restricted Stock Agreement” shall mean an agreement evidencing a Restricted Stock Award, as described in Section 7.2.

(gg)
“Retirement” shall mean retirement by a Participant in accordance with the terms of the Company’s retirement or pension plans, if any, or, if the Company has no such plans, then retirement after reaching age 65.

(hh)
“SAR” or “Stock Appreciation Right” shall mean a right granted pursuant to Article 9 to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the SAR Grant Price of such shares of Common Stock on the effective date of the grant of the SAR as set forth in the applicable SAR Agreement.

(ii)	“SAR Agreement” shall mean an agreement evidencing an award of SARs, as described in Section 9.2.

(jj)	“Stock Award” shall mean an Award granted pursuant to Article 10 under which a Participant is granted an award of unrestricted Common Stock.

(kk)
“Subsidiary,” with respect to any company, shall mean any corporation or other Person of which a majority of its voting power, equity securities, or equity interest is owned, directly or indirectly, by such company.

(ll)
“Ten Percent Shareholder” shall mean an Employee who, at the time an ISO is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

(mm)	“Voting Securities” shall mean the voting securities of the Company.

2.2         Gender and Number.  Unless otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3

ADMINISTRATION

3.1           The Committee.  The Plan shall be administered by the Compensation Committee of the Board, or by any other committee (the “Committee”) appointed by the Board consisting of two or more directors of the Company.  It is intended that each Committee member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules and regulations of NASDAQ or such other stock exchange on which the Common Stock is listed.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2           Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full authority to:

(a)	select Participants to whom Awards are granted;

(b)	determine the size, type and frequency of Awards granted under the Plan;

(c)	determine the terms and conditions of Awards, including any restrictions, conditions or forfeiture provisions relating to the Award, which need not be identical;

(d)	determine whether and the extent to which Performance Goals have been met;

(e)	determine whether and when a Participant’s status as an Employee has terminated for purposes of the Plan;

(f)
upon the Retirement of a Participant, to accelerate the exercisability of Awards, and accelerate the lapse of, or waive, the restrictions and conditions applicable to an Award, in whole or in part, if the Committee determines such action is appropriate based on the Participant's service to the Company, performance and other factors deemed relevant by the Committee;

(g)	extend the duration of an Option exercise period or term of an Award;

(h)	construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(i)	establish, amend and rescind rules and regulations for the Plan’s administration; and

(j)
subject to the rights of Participants, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

3.3           Delegation.  The Committee shall have sole discretion to make all other determinations which may be necessary or advisable for the administration of the Plan.  To the extent permitted by law and Rule 16b‑3 promulgated under the Exchange Act, the Committee may delegate its authority.  Notwithstanding the foregoing, the Committee may not delegate its responsibilities hereunder if such delegation would violate any rules or regulations of NASDAQ or other stock exchange on which the Company’s Common Stock is listed.

3.4           Certain Additional Forfeiture Events.  Without limiting the generality of the authority granted to the Committee to specify the terms and conditions of an Award, the Committee may specify in an agreement representing any Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events.  Such events may include, but are not limited to, violation of material Company policies, breach of noncompetition or confidentiality agreements that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company.  All Awards (including Awards that have vested or with regard to which restrictions have lapsed) shall be subject to the terms and conditions of the Company’s recoupment policy, as in effect or as may be adopted, restated and/or modified from time to time by the Company in its discretion, and any and all recoupment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards. Any right of recoupment under the Company’s recoupment policy is in addition to, and not in lieu of, any other legal remedies available to the Company.

3.5           Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all Persons, including the Company, its shareholders, Employees, Participants, holders of Awards and estates, representatives and beneficiaries of such Persons.

3.6          Section 16 Compliance; Bifurcation of Plan.  It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder.  If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b‑3 promulgated under the Exchange Act.  Notwithstanding anything in the Plan to the contrary, the Board or the Committee, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

ARTICLE 4

SHARES AVAILABLE UNDER THE PLAN

4.1           Number of Shares.  Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock reserved for issuance under the Plan is 550,000 shares. The Plan becomes effective on the Effective Date.  Shares as to which Options or other Awards granted under the Plan lapse, expire, terminate, are forfeited or are canceled shall again become available for Awards under the Plan. The Company's 1998 Stock Option Plan and 2006 Stock Ownership Incentive Plan previously expired and the 2015 Stock Ownership Incentive Plan will be terminated on the Effective Date (the 1998 Stock Option Plan, 2006 Stock Ownership Incentive Plan and the 2015 Stock Ownership Incentive Plan are collectively referred to as the “Prior Plans”). Shares issuable pursuant to awards which were granted under the Prior Plans on or before their respective expiration or termination dates will be issued from the remaining shares reserved for issuance under the Prior Plans. The shares of Common Stock reserved for issuance under the Prior Plans in excess of the number of shares as to which options or other benefits are awarded thereunder, and any shares as to which options or other benefits granted under the Prior Plans may lapse, expire, terminate or be canceled, will not be reserved and available for issuance or reissuance under the Plan.  In addition, shares of Common Stock delivered or tendered to the Company by a Participant to purchase shares of Common Stock upon the exercise or settlement of an Award or to satisfy tax withholding obligations with respect to the exercise or settlement of an Award (including, without limitation, shares retained from an Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan.

4.2          Shares of Restricted Stock Available Under the Plan.  Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock which may be the subject of Awards granted in the form of Restricted Stock is limited to 550,000 shares.

4.3         Adjustments in Authorized Shares and Outstanding Awards.  In the event of any change in the corporate structure of the Company affecting the Common Stock, including a merger, reorganization, consolidation, recapitalization, reclassification, split‑up, spin‑off, separation, liquidation, stock dividend, stock split, reverse stock split, extraordinary dividend, share repurchase, share combination, exchange of securities, dividend in kind or any similar corporate event or transaction, the Committee shall substitute or adjust the total number and class of shares of Common Stock or other stock or securities which may be issued under the Plan, and the number, class and price of shares subject to outstanding Awards, as it, in its discretion, determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Participants and to preserve, without exceeding, the value of any outstanding Awards; provided, however, that the number of shares subject to any Award shall always be a whole number.  In the case of ISOs, such adjustment shall be made so as not to result in a “modification” within the meaning of Section 424(h) of the Code.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

All Employees of the Company and its Subsidiaries are eligible to receive Awards under the Plan.  In selecting Employees to receive Awards under the Plan, as well as in determining the number of shares subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of the Plan, including the duties and responsibilities of such persons, their present and potential contribution to the success of the Company and their anticipated number of years of active service or contribution remaining with the Company or a Subsidiary.

ARTICLE 6

STOCK OPTIONS

6.1           Grant of Options.  Subject to the terms and provisions of the Plan, the Committee may grant Options to Participants at any time and from time to time, in the form of options which are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), Options which are not intended to so qualify (“NQSOs”) or a combination thereof.  Notwithstanding the foregoing, ISOs may only be granted to Employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code).  The maximum number of shares in respect of which Options may be granted to a Participant during any calendar year shall be 100,000 shares (subject to adjustment as provided in Section 4.3).

6.2          Option Agreement.  Each Option shall be evidenced by an Option Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares to which the Option relates, forfeiture provisions as deemed appropriate by the Committee and such other provisions as the Committee may determine or which are required by the Plan.  The Option Agreement shall also specify whether the Option is intended to be an ISO or a NQSO and shall include provisions applicable to the particular type of Option granted. To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” of the Company within the meaning of Section 424 of the Code) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as NQSOs.  For purposes of the foregoing calculation, Fair Market Value shall be determined as of the date on which each such ISO is granted.

6.3           Duration of Options.  Subject to the provisions of Section 6.7, each Option shall expire at such time as is determined by the Committee at the time of grant; provided, however, that no Option shall at the time of grant be exercisable later than the tenth anniversary of its grant (the fifth anniversary in the case of an ISO granted to a Ten Percent Shareholder).

6.4           Exercise of Options.  Options shall be exercisable at such times and be subject to such restrictions and conditions, including forfeiture provisions, as the Committee shall approve at the time of grant, which need not be the same for each grant or for each Participant; provided, however, that no Option shall be exercisable prior to one year from the date of grant (except as otherwise provided in Sections 6.6, 6.7 and 10.5).  Options shall be exercised by delivery to the Company of a written notice of exercise, setting forth the number of shares with respect to which the Option is to be exercised and accompanied by full payment of the Option Exercise Price and all applicable withholding taxes.

6.5           Payment of Option Exercise Price.  The Option Exercise Price for shares of Common Stock as to which an Option is exercised shall be paid to the Company in full at the time of exercise either (a) in cash in the form of currency or other cash equivalent acceptable to the Company, (b) by tendering previously acquired Common Stock having a Fair Market Value (at the close of business on the date the Company receives the notice of exercise) equal to the Option Exercise Price, (c) any other reasonable consideration that the Committee may deem appropriate or (d) by a combination of the forms of consideration described in (a), (b) and (c) of this Section.  The Committee may permit the cashless exercise of Options as described in Regulation T promulgated by the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.6          Consequences of a Change in Control.  The exercisability of Options outstanding at the time of a Change in Control shall be determined in accordance with Section 11.5 below.

6.7         Termination of Employment.  If the Participant’s status as an Employee is terminated for Cause, all then outstanding Options of such Participant, whether or not exercisable, shall terminate immediately.  If the Participant’s status as an Employee is terminated for any reason other than for Cause, death, Disability or Retirement, to the extent then outstanding Options of such Participant are exercisable and subject to the provisions of the relevant Option Agreement, such Options may be exercised by such Participant or such Participant’s personal representative at any time prior to the earlier of (a) the expiration date of the Options or (b) the date which is 60 days after the date of such termination of employment.  In the event of the Retirement of a Participant, to the extent then outstanding Options of such Participant are exercisable, such Options may be exercised by the Participant (a) in the case of NQSOs, within one year after the date of Retirement and (b) in the case of ISOs, within 90 days after Retirement; provided, however, that no such Options may be exercised on a date subsequent to their expiration.  In the event of the death or Disability of a Participant while employed by the Company or a Subsidiary, all then outstanding Options of such Participant shall become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of Disability; provided however that no such Options may be exercised on a date subsequent to their expiration.  Options may be exercised as provided in this Section (a) in the event of the death of a Participant, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of the decedent’s estate and (b) in the event of the Disability of a Participant, by the Participant, or if the Participant is incapacitated, by the Participant’s legal representative.

ARTICLE 7

RESTRICTED STOCK

7.1           Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee may grant shares of Restricted Stock to Participants at any time and from time to time and upon such terms and conditions as it may determine.  In its discretion, the Committee may impose (but shall not be required to impose) in the related Restricted Stock Agreement, a requirement that a Participant pay a specified purchase price for each share of Restricted Stock).  The maximum number of shares of Restricted Stock that may be granted to a Participant during any calendar year shall be 75,000 shares (subject to adjustment as provided in Section 4.3).

7.2           Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement which shall specify: (i) the Restriction Period, which shall not be shorter than one year (subject to adjustment or lapse as provided in the Restricted Stock Agreement in the event of termination, except for Cause, and as provided in Section 11.5 hereof); (ii) the number of shares of Restricted Stock granted; and (iii) such other provisions as the Committee may determine or which are required by the Plan.

7.3          Non‑Transferability of Restricted Stock.  Except as provided in this Article 7 or the applicable Restricted Stock Agreement, shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Restriction Period as specified in the Restricted Stock Agreement and the satisfaction of any other conditions determined at the time of grant specified in the Restricted Stock Agreement.  Except as provided in Section 7.9, however, in no event may any Restricted Stock become vested in a Participant subject to Section 16(b) of the Exchange Act prior to six months following the date of its grant.

7.4        Other Restrictions.  The Committee may impose such other restrictions on shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions based upon the achievement of specific performance goals (relating to the Company, a Subsidiary or regional or other business unit of the Company), years of service and/or restrictions under applicable Federal or state securities laws.  The Committee may provide that any share of Restricted Stock shall be held (together with a stock power executed in blank by the Participant) in custody by the Company until any or all restrictions thereon shall have lapsed.

7.5         Forfeiture; Early Lapse of Restrictions.  The Committee shall determine and set forth in a Participant’s Restricted Stock Agreement such events upon which a Participant’s shares of Restricted Stock (or the proceeds of a sale thereof) shall be forfeitable, which may include, without limitation, the termination of a Participant’s employment, provided that such terms of forfeiture are consistent with this Section 7.5.  Upon the death of a Participant, all restrictions shall lapse with respect to all shares of Restricted Stock held by the Participant, provided that the Participant has continued to serve as an employee of the Company on such date of death.  In the event of the Disability of the Participant prior to the expiration of the restriction period, the restrictions shall lapse and such shares shall become vested and nonforfeitable on a pro rata basis, with respect to each grant of Restricted Stock, in an amount equal to: (a) the total number of shares of Restricted Stock granted to the Participant, multiplied by (b) a fraction, the numerator of which is the number of full months the Participant is employed by the Company during the restriction period, and the denominator of which is the full restriction period.  The remaining shares of Restricted Stock held by a Participant with a Disability shall be forfeited by the Participant. In the event of the Retirement of a Participant, the Committee shall have discretion to review and revise the restrictions applicable to the Participant’s Restricted Stock if the Committee determines such action is appropriate based on the Participant's service to the Company, performance and other factors deemed relevant by the Committee

7.6          Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 7.4, each certificate representing shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Amended and Restated Community Trust Bancorp, Inc. 2025 Stock Ownership Incentive Plan, and in the related Restricted Stock Agreement.  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Community Trust Bancorp, Inc.”

7.7         Removal of Restrictions.  Except as otherwise provided in this Article 7 or the Restricted Stock Agreement, shares of Restricted Stock shall become freely transferable by the Participant and no longer subject to forfeiture after the last day of the Restriction Period.  Once the shares of Restricted Stock are released from their restrictions (including forfeiture provisions), the Participant shall be entitled to have the legend required by Section 7.6 removed from the Participant’s share certificate, which certificate shall thereafter represent freely transferable and nonforfeitable shares of Common Stock free from any and all restrictions under the Plan, subject to the requirements of applicable securities laws and regulations.

7.8         Voting Rights; Dividends and Other Distributions.  Unless the Committee exercises its discretion as provided in Section 7.10, during the Restriction Period, Participants holding shares of Restricted Stock may exercise full voting rights, and shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock.  If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid.

7.9           Consequences of a Change in Control.  The consequences of a Change in Control with respect to outstanding shares of Restricted Stock held by Participants shall be determined in accordance with Section 11.5 hereof.

7.10        Treatment of Dividends.  At the time shares of Restricted Stock are granted to a Participant, the Committee may, in its discretion, determine that the payment of dividends, or a specified portion thereof, declared or paid on such shares shall be deferred until the lapse of the restrictions with respect to such shares, such deferred dividends to be held by the Company for the account of the Participant. Deferred dividends shall be (a) paid to the Participant upon the lapse of restrictions on the shares of Restricted Stock as to which the dividends related as soon as practicable following the lapse of restrictions, but no later than 74 days following such lapse of restrictions or (b) forfeited to the Company upon the forfeiture of such shares by the Participant.

ARTICLE 8

PERFORMANCE UNITS

8.1          Grant of Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Units which will become payable to a Participant upon achievement of specified Performance Goals. The maximum payment in cash and in the form of shares that can be made pursuant to Performance Units granted to any one Participant in any calendar year shall be $1.0 million (with shares being valued at Fair Market Value on the date on which the Performance Units are granted).

8.2         Performance Unit Agreement.  Each Performance Unit grant shall be evidenced by a Performance Unit Agreement that shall specify the Performance Goals, the Performance Period, the number of Performance Units to which it pertains and whether the Performance Unit will be payable in the form of cash or shares of the Company's Common Stock.

8.3          Performance Period.  The period of performance (“Performance Period”) with respect to each Performance Unit shall be such period of time, which shall not be less than one year, nor more than five years, as determined by the Committee, for the measurement of the extent to which Performance Goals are attained.  The Performance Period may commence prior to the date of grant of the Performance Unit to which it relates, provided that at such time the attainment of the Performance Goal is substantially uncertain and not more than 25% of the Performance Period has expired.

8.4         Performance Goals.  The goals (“Performance Goals”) that are to be achieved with respect to each Performance Unit shall be those objectives established by the Committee as it deems appropriate, and which shall be based on one or more of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, or a division, region, department or function within the Company or a Subsidiary on an absolute or relative basis or in comparison to a peer group: net income, growth in net income, earnings per share, growth of earnings per share, total shareholder return, return on equity or return on capital, production of loans, deposits and non-interest income, growth in loans, deposits and non-interest income and loan portfolio performance.  Each Performance Unit Agreement shall specify a minimum acceptable level of achievement with respect to the Performance Goals below which no payment will be made and shall set forth a formula for determining the payment to be made if performance is at or above such minimum based upon a range of performance levels relating to the Performance Goals.  The Committee shall certify that the Performance Goals for Awards of Performance Units under the Plan have been satisfied prior to the determination and payment of any such incentive in accordance with the Plan.

8.5           Adjustment of Performance Goals.  The Committee may adjust Performance Goals and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions occur subsequent to the date of grant which are unrelated to the performance of the Participant and which the Committee expects to have a substantial effect on the ability of the Participant to attain the Performance Goals.  If a Participant is promoted, demoted or transferred to a Subsidiary or different operating unit of the Company during a Performance Period, then, to the extent that the Committee determines the Performance Goals or Performance Period are no longer appropriate, the Committee may, but shall not be required to, adjust, change or eliminate the Performance Goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial Performance Goals or Performance Period.

8.6           Termination of Employment.  If the employment of a Participant shall terminate prior to the expiration of the Performance Period for any reason other than for death, Disability or Retirement, the Performance Units then held by the Participant shall terminate immediately without payment.  In the case of termination of employment by reason of death, Disability or Retirement of a Participant prior to the expiration of the Performance Period, any then outstanding Performance Units of such Participant shall be payable in an amount equal to the maximum amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goals have been achieved as of the date of such termination of employment would have continued until the end of the Performance Period; provided, however, that if no maximum amount payable is specified in the Performance Unit Agreement, the amount payable shall be such amount as the Committee shall determine is reasonable.

8.7         Consequences of a Change in Control. The consequences of a Change in Control with respect to any then outstanding Performance Units shall be determined in accordance with Section 11.5.

8.8         Payment of Performance Units.  Subject to such terms and conditions as the Committee may impose, and subject to Section 11.5 and the limitations set forth in Section 8.1, Performance Units shall be payable within 74 days following the end of the Performance Period during which the Participant attained at least the minimum acceptable level of achievement under the Performance Goals.

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1           Grant of SARs.   Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time upon such terms as shall be determined by the Committee in its discretion.  The SAR grant price (“SAR Grant Price”) shall be determined by the Committee and shall be specified in the agreement awarding the SARs.  The SAR Grant Price shall equal one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.  The maximum number of shares with respect to which SARs may be granted to a Participant during any calendar year shall be 100,000 shares (subject to adjustment as provided in Section 4.3).

9.2           SAR Agreement.  Each SAR shall be evidenced by an SAR Agreement that shall specify the SAR Grant Price, the term of the SAR and any such other provisions as the Committee shall determine.

9.3           Term of SAR.   The term of the SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant.

9.4         Exercise of SAR.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, shall impose.  Unless the applicable SAR Agreement provides otherwise, an SAR shall become cumulatively exercisable as to 25% of the shares of Common Stock covered thereby on each of the first, second, third and fourth anniversaries of the date of grant; provided, however, that an SAR may not be exercisable prior to one year from the date of grant (except as provided in Sections 9.6 and 10.5 hereof). An SAR may be exercised for all or any portion of the shares as to which it is exercisable. The partial exercise of the SAR shall not cause the expiration, termination or cancellation of the remaining portion of the SAR.

9.5         Payment of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the SAR Grant Price; by (b) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be made in the form of cash, shares of Common Stock of equivalent value (based on the Fair Market Value on the date of exercise of the SAR), or in some combination thereof.  The Committee’s determination regarding the form of SAR payout shall be set forth or reserved for later determination in the SAR Agreement pertaining to the grant of the SAR.

9.6         Termination of Employment.  If the Participant’s status as an Employee is terminated for Cause, all then outstanding SARs of such Participant, whether or not exercisable, shall terminate immediately.  If the Participant’s status as an Employee is terminated for any reason other than for Cause, death, Disability or Retirement, to the extent then outstanding SARs of such Participant are exercisable and subject to the provisions of the relevant SAR Agreement, such SARs may be exercised by such Participant at any time prior to the earlier of (a) the expiration date of the SARs or (b) the date which is 60 days after the date of such termination of employment.  In the event of the Retirement of a Participant, to the extent then outstanding SARs of such Participant are exercisable, such SARs may be exercised by the Participant within one year after the date of Retirement; provided, however, that no such SARs may be exercised on a date subsequent to their expiration.  In the event of the death or Disability of a Participant while employed by the Company or a Subsidiary, all then outstanding SARs of such Participant shall become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of Disability; provided, however, that no such SARs may be exercised on a date subsequent to their expiration.  SARs may be exercised as provided in this Section 9.6 in the event of the death of a Participant, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of the decedent’s estate and in the event of the Disability of a Participant, by the Participant, or if the Participant is incapacitated, by the Participant’s legal representative.

9.7           Consequences of a Change in Control. The consequences of a Change in Control with respect to any SAR outstanding on such date shall be governed by Section 11.5 below.

ARTICLE 10

STOCK AWARDS

Subject to the terms and conditions of the Plan, Stock Awards consisting of unrestricted Common Stock may be granted to Participants upon such terms and conditions as shall be determined by the Committee in its sole discretion, up to a maximum aggregate number of five percent (5%) of the total number of shares available for issuance pursuant to Section 4.1.

ARTICLE 11

AMENDMENT, MODIFICATION, TERMINATION AND EFFECT OF A CHANGE IN CONTROL

11.1         Termination Date.  The Plan shall terminate on the earliest to occur of (a) the tenth anniversary of the Effective Date, (b) the date when all shares of Common Stock available under the Plan shall have been acquired and the payment of all benefits in connection with Awards has been made or (c) such other date as the Board may determine in accordance with Section 11.2.

11.2        Amendment, Modification and Termination.  The Board may, at any time, amend, suspend, modify or terminate the Plan provided that (a) no amendment shall be made without shareholder approval if such approval is necessary to satisfy any applicable tax or regulatory law or regulation and the Board determines it is appropriate to seek shareholder approval, and (b) upon or following the occurrence of a Change in Control, no amendment may adversely affect the rights of any Person in connection with an Award previously granted.  The Committee may amend the terms of any Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without such Participant’s consent.

11.3         Awards Previously Granted.  No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Participant holding such Award.

11.4         No Repricing.  Without shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of the affected holders of Awards, to “reprice” an Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price, whether through amendment, cancellation or other means. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.

11.5         Effect of a Change in Control. In order to preserve a Participant’s rights under an Award in the event of a Change in Control, the Committee, in its discretion, may, at any time following the date of grant of the Award, take one or both of the following actions: (i) adjust the terms of the Award in a manner determined by the Committee to equitably reflect the Change in Control; or (ii) cause the Award to be assumed, or new rights substituted for the Award, by another entity. If, within the 24-month period beginning on the date of a Change in Control, a Participant’s employment is terminated by the Company (or a successor to the Company) other than for Cause, or the Participant terminates employment with the Company (or a successor of the Company) for Good Reason (“Change in Control Termination Event”) then, notwithstanding other provisions of the Plan: (i) all outstanding Options and SARs shall immediately vest and become fully exercisable and all restrictions related to outstanding Restricted Stock shall fully lapse; and (ii) all Performance Units shall become fully vested and payable as soon as reasonably practicable, but no later than 74 days following the Change in Control Termination Event, in an amount which is equal to the greater of (a) the maximum amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the Performance Unit Agreement assuming that the rate at which the Performance Goals have been achieved as of the date of such Change in Control Termination Event would have continued until the end of the Performance Period; or (b) the maximum amount payable under the Performance Unit multiplied by the percentage of the Performance Period completed by the Participant at the time of the Change in Control Termination Event; provided, however, that if no maximum amount payable is specified in the Performance Unit Agreement, the amount payable shall be computed based on the foregoing clause (a). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitations set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options.  “Good Reason” for purposes of this Section 11.5 shall mean any of the following occurs without Participant’s prior written consent: (a) a material diminution in the total annual compensation that Participant is entitled to receive or a material diminution in the benefits the Participant is eligible to receive; or (b) a material change in the geographic location at which the Participant must perform services for the Company.

ARTICLE 12

NON‑TRANSFERABILITY

12.1       Non-Transferability.  A Participant’s rights under this Plan may not be assigned, pledged or otherwise transferred other than by will or the laws of descent and distribution, except that upon a Participant’s death, the Participant’s rights to payment pursuant to an Award may be transferred to a beneficiary designated in accordance with Section 12.2.  Notwithstanding anything herein to the contrary, in the case of NQSOs, the Committee may, in its sole discretion, by appropriate provisions in the Participant’s Option Agreement, permit the Participant to transfer all or a portion of the Option, without consideration, to (a) the Participant’s spouse or lineal descendants (“Family Members”), (b) a trust for the exclusive benefit of Family Members, (c) a charitable remainder trust of which the Participant and/or Family Members are the exclusive beneficiaries (other than the charitable beneficiary), or (d) a partnership or a limited liability company in which the Participant and Family Members are the sole partners or members, as applicable.  In the event that any Option is transferred by a Participant in accordance with the provisions of the immediately preceding sentence, then subsequent transfers of the Option by the transferee shall be prohibited.  For purposes of the Option Agreement and the Plan, the term “Optionee” shall be deemed to refer to the transferee wherever applicable, and the provisions of Section 6.7 regarding termination of employment shall refer to the Participant, not the transferee, but the transferee shall be permitted to exercise the Option during the period provided for in Section 6.7 and the Participant’s Option Agreement following the Participant’s termination of employment.

12.2        Designation of Beneficiary.  A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.  A Participant may designate a beneficiary or change a previously named beneficiary designation at such times as are prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.  If no beneficiary is designated by the Participant, at the Participant’s death the beneficiary shall be the Participant’s estate. From time to time, the Committee may in its discretion modify the requirements for beneficiary designations or institute additional requirements for beneficiary designation.

ARTICLE 13

NO GRANTING OF EMPLOYMENT RIGHTS; UNFUNDED STATUS

13.1        No Employment Rights.  Neither the Plan, nor any action taken under the Plan, shall be construed as giving any person the right to become a Participant, nor shall participation in, or any grant of an Award under, the Plan be construed as giving a Participant any right with respect to continuance of employment with the Company.  The Company expressly reserves the right to terminate, whether by dismissal, discharge or otherwise, a Participant’s employment at any time, with or without Cause, except as may otherwise be expressly provided by any written agreement between the Company and the Participant.

13.2         Unfunded Plan.   Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other Person.  Awards shall be general, unsecured obligations of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to ERISA.

ARTICLE 14

WITHHOLDING; SECTION 409A

14.1         Tax Withholding.  A Participant shall remit to the Company an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, payment or lapse of restrictions made under, or occurring as a result of, the Plan.

14.2       Share Withholding.  If the Company has a withholding obligation upon the issuance of Common Stock under the Plan, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold, or transferring to the Company, shares of Common Stock having a Fair Market Value on the date the withholding tax is to be determined equal to the amount required to be withheld under applicable law.  Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, modify the provisions of this Section 14.2 or impose such other restrictions or limitations on such elections as may be necessary to insure that such elections will be exempt transactions under Section 16(b) of the Exchange Act.

14.3         Special Provisions Related to Code Section 409A.

(a)   General.  It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Code Section 409A.  The Plan and agreements evidencing Awards shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers or employees (other than in the capacity as a Participant) shall be liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)    Definitional Restrictions.  Notwithstanding anything in the Plan or in any agreement evidencing an Award to the contrary, to the extent that any amount or benefit that would constitute nonexempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected under the Plan or an Award by reason of the occurrence of a Change in Control, or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, disability or separation from service meet any description or definition of “change in control”, “disability” or “separation from service” as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a Change in Control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the agreement evidencing the Award that is permissible under Code Section 409A.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)   Six-Month Delay in Certain Circumstances.  Notwithstanding anything in the Plan or in any Award to the contrary, if any amount or benefit that would constitute nonexempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under the Plan or any Award by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treasury Regulation Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes), as amended from time to time or under regulations adopted in substitution therefor: (i) the amount of such nonexempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the regulations thereunder, provided, however, that as permitted in such regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to any nonqualified deferred compensation arrangements of the Company, including the Plan.

ARTICLE 15

INDEMNIFICATION

No member of the Board or the Committee, nor any officer, Employee or agent acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each officer, Employee and agent of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, omission, determination or interpretation against any cost, expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee).

ARTICLE 16

SUCCESSORS

All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business or assets of the Company, or otherwise.

ARTICLE 17

GOVERNING LAW; REQUIREMENTS OF LAW

17.1         Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules; provided, however, that with respect to ISOs, the Plan and all agreements under the Plan shall be construed so that they qualify as incentive stock options within the meaning of Section 422 of the Code.

17.2       Requirements of Law.  The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or exchanges as may be required.  The Company shall receive the consideration required by law for the issuance of Awards under the Plan.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which the requisite authority shall not have been obtained.  The certificates of shares of Common Stock issued under the Plan may include any legend that the Committee deems appropriate to reflect any restrictions on transfer under the terms of the Plan or applicable laws and regulations.

Attachment A

Community Trust Bancorp, Inc.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O COMMUNITY TRUST BANCORP INC
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63134-P24486 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY TRUST BANCORP, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

Please see below for instructions on cumulating your votes.

01) Franklin H. Farris, Jr.
02) Mark A. Gooch
03) Eugenia Crittenden "Crit" Luallen
04) Ina Michelle Matthews
05) James E. McGhee II
06) Franky Minnifield
07) Jefferson F. Sandlin
08) Anthony W. St. Charles
09) Chad C. Street
10) Lillian (Kay) Webb

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

	For	Against	Abstain
2. Proposal to consider and approve the proposed Amended and Restated 2025 Stock Ownership Incentive Plan.	☐	☐	☐
3. Proposal to ratify and approve the appointment of BDO USA, P.C. as Community Trust Bancorp, Inc.'s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2025.	☐	☐	☐
4. Proposal to approve the advisory (nonbinding) resolution relating to executive compensation.	☐	☐	☐

NOTE: The proxies will use their discretion to vote on such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date